Exhibit 2.1

                            ASSET PURCHASE AGREEMENT

                                  by and among

                            HERCULITE PRODUCTS, INC.,

                        HERCON ENVIRONMENTAL CORPORATION

                                       and

                              ABERDEEN ROAD COMPANY

                               Dated July 20, 1999


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                                TABLE OF CONTENTS
                                -----------------
                                                                            Page

ARTICLE I
PURCHASE AND SALE..............................................................1

ARTICLE II
DESCRIPTION OF ASSETS; EXCLUDED ASSETS.........................................1
     Section 2.01   Purchased Assets...........................................1
     Section 2.02   Excluded Assets............................................2

ARTICLE III
ASSUMPTION OF LIABILITIES......................................................3
     Section 3.01   Assumed Liabilities........................................3
     Section 3.02   Excluded Liabilities.......................................3

ARTICLE IV
INSTRUMENTS OF TRANSFER AND ASSUMPTION.........................................4
     Section 4.01   Transfer Documents.........................................4
     Section 4.02   Assumption Documents.......................................4
     Section 4.03   Transfer Taxes.............................................4

ARTICLE V
PURCHASE PRICE; ALLOCATION; APPORTIONMENTS.....................................4
     Section 5.01   Cash Purchase Price .......................................4
     Section 5.02   Payment of Cash Purchase Price.............................4
     Section 5.03   Allocation of Purchase Price...............................5
     Section 5.04   Cash Purchase Price Adjustment.............................5
     Section 5.05   Independent Accountants, Procedures........................6
     Section 5.06   Indemnity and Older Inventory Escrow.......................7
     Section 5.07   Real Property Apportionments...............................7

ARTICLE VI
CLOSING........................................................................8

ARTICLE VII
SELLERS' REPRESENTATIONS.......................................................8
     Section 7.01   Organization, Qualification................................8
     Section 7.02   Governmental Consents, Authorization of Agreement and Sale.8
     Section 7.03   Subsidiaries...............................................9
     Section 7.04   Purchased Assets...........................................9
     Section 7.05   Material Contracts.........................................9
     Section 7.06   No Violation of Existing Agreements........................9
     Section 7.07   Litigation and Legal Proceedings..........................10

                                        i

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     Section 7.08   Employees.................................................10
     Section 7.09   Employee Benefits.........................................10
     Section 7.10   Financial Statements......................................10
     Section 7.11   Broker's and Finder's Commissions.........................11
     Section 7.12   Intellectual Property.....................................11
     Section 7.13   Hazardous Substances......................................11
     Section 7.14   Accounts Receivable and Bad Debts.........................12
     Section 7.15   Transactions with Certain Persons.........................12
     Section 7.16   No Adverse Change.........................................12
     Section 7.17   Customers.................................................12
     Section 7.18   Computer Programs and Software............................12
     Section 7.19   Absence of Certain Acts or Events.........................13
     Section 7.20   Books and Records.........................................14
     Section 7.22   Product Warranty Claims...................................14
     Section 7.23   Product Indemnity.........................................15
     Section 7.24   Insurance.................................................15
     Section 7.25   Intracompany Transactions.................................15
     Section 7.26   WARN Compliance...........................................15
     Section 7.27   Purchase from Pacific Combining Corporation...............15
     Section 7.28   Condemnation..............................................15
     Section 7.29   Zoning....................................................15
     Section 7.30   Utilities.................................................15
     Section 7.31   No Other Agreements.......................................16
     Section 7.32   Permitted Lien Schedule...................................16
     Section 7.33   Disclaimer of Other Representations and Warranties........16

ARTICLE VIII
BUYER'S REPRESENTATIONS.......................................................16
     Section 8.01   Organization; Qualification...............................16
     Section 8.02   Consents; Authorization; Execution and Delivery of
                    Agreement.................................................16
     Section 8.03   Litigation and Legal Proceedings..........................16
     Section 8.04   Broker's and Finder's Commissions.........................16
     Section 8.05   Compliance with Laws......................................17
     Section 8.06   Financial Ability to Close................................17
     Section 8.07   Independent Decision......................................17
     Section 8.08   Disclaimer of Other Representations and Warranties........17

ARTICLE IX
SELLERS'AND BUYER'S COVENANTS.................................................18
     Section 9.01   Third Party Consents; Closing Conditions..................18
     Section 9.02   Access....................................................18
     Section 9.03   Conduct of Business.......................................18
     Section 9.04   Employees.................................................19
     Section 9.05   Supplemental Disclosure...................................21
     Section 9.06   Older Inventory Repurchase................................21

                                       ii

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     Section 9.07   Assistance................................................21
     Section 9.08   Transfer of Health-Chem's and Transderm's Computer Files..21
     Section 9.09   Accounts Receivable.......................................22
     Section 9.10   Compliance with Bulk Sales Laws...........................22
     Section 9.11   HSR Act Filings...........................................22

ARTICLE X
CONDITION OF TITLE TO REAL PROPERTY...........................................22

ARTICLE XI
CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE...........................23
     Section 11.01  Accuracy of Representations and Warranties, Performance
                    of this Agreement.........................................23
     Section 11.02  Resolutions...............................................23
     Section 11.03  Incumbency Certificate....................................23
     Section 11.04  Consents..................................................24
     Section 11.05  Deed; Assumption Agreement; Bill of Sale..................24
     Section 11.06  Opinion of Counsel........................................24
     Section 11.07  Execution of Escrow Agreements............................24
     Section 11.08  Execution of Non-Compete..................................24
     Section 11.09  Access Easement...........................................24
     Section 11.10  Parking/Electricity/Water Agreement.......................24
     Section 11.11  HSR Act Requirements......................................24
     Section 11.12  Software..................................................24
     Section 11.13  Physical Inventory........................................25

ARTICLE XII
CONDITIONS PRECEDENT TO SELLERS' OBLIGATION TO CLOSE..........................25
     Section 12.01  Accuracy of Representation and Warranties Performance of
                    this Agreement............................................25
     Section 12.02  Directors' Resolutions....................................25
     Section 12.03  Incumbency Certificate....................................25
     Section 12.04  Consents..................................................25
     Section 12.05  Assumption Agreement......................................25
     Section 12.06  Parking/Electricity/Water Agreement.......................25
     Section 12.10  Payment of Cash Purchase Price............................26
     Section 12.11  Opinion of Counsel........................................26
     Section 12.12  HSR Act Requirements......................................26
     Section 12.13  Software License..........................................26

ARTICLE XIII
CASUALTY LOSSES; CONDEMNATION.................................................27
     Section 13.01  Casualty..................................................27
     Section 13.02  Condemnation..............................................27

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ARTICLE XIV
INDEMNIFICATION...............................................................27
     Section 14.01  Survival..................................................27
     Section 14.02  Indemnification by Sellers................................27
     Section 14.03  Indemnification by Buyer..................................28
     Section 14.04  Escrow....................................................28
     Section 14.05  Notice of Claims; Defense of Third Party..................28
     Section 14.06  Limitations...............................................29

ARTICLE XV
CONFIDENTIALITY AND PRESS RELEASES............................................30
     Section 15.01  Confidentiality...........................................30
     Section 15.02  Press Releases............................................31
     Section 15.03  Certain Disclosures.......................................31

ARTICLE XVI
GUARANTY .....................................................................31
     Section 16.01  Guaranty..................................................31
     Section 16.02  Guarantor's Obligations Unconditional; Continuation.......32
     Section 16.03  Waivers...................................................32

ARTICLE XVII
TERMINATION...................................................................32
     Section 17.01  Events of Termination.....................................32
     Section 17.02  Termination...............................................33

ARTICLE XVIII
BROKER'S FEES.................................................................33

ARTICLE XIX
DEFINITIONS AND CONSTRUCTION..................................................33

ARTICLE XX
MISCELLANEOUS.................................................................38
     Section 20.01  Additional Instruments of Transfer........................38
     Section 20.02  Entire Agreement..........................................39
     Section 20.03  Headings..................................................39
     Section 20.04  Severability..............................................39
     Section 20.05  Notices...................................................39
     Section 20.06  Consents..................................................40
     Section 20.07  Transfer Taxes............................................40
     Section 20.09  Collection Procedures.....................................41
     Section 20.10  Waiver....................................................41
     Section 20.11  Assignment................................................41

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     Section 20.12  Successors and Assigns....................................41
     Section 20.13  Governing Law.............................................41
     Section 20.14  No Third Party Beneficiaries..............................42
     Section 20.15  Construction..............................................42
     Section 20.16  Time of the Essence.......................................42
     Section 20.17  Amendments................................................42
     Section 20.18  Counterparts..............................................42
     Section 20.19  Facsimile Signatures......................................43

EXHIBITS
--------

A-   Description of Real Property
B-   Form of Deed
C-   Form of Bill of Sale
D-   Form of Assumption Agreement
E-   Form of Escrow Agreement No. 1
F-   Form of Escrow Agreement No. 2
G-   Form of Opinion of Sellers' Counsel
H-   Form of Non-Compete Agreement
I-   Form of Agreement re: Access Easement
J-   Form of Agreement re: Parking/Electricity/Water
K-   Form of Opinion of Buyer's Counsel

SCHEDULES
---------

2.01      -    Purchased Assets
2.02      -    Excluded Assets
3.02      -    Excluded Liabilities
7.02      -    Consents, Authorization; Execution and Delivery of Agreement
7.04      -    Title to Purchased Assets
7.05      -    Material Contracts
7.07      -    Legal Proceedings
7.08      -    Employees
7.09      -    Employee Benefits
7.10(a)   -    Financial Statements - A
7.10(b)   -    Financial Statements - B
7.12      -    Intellectual Property
7.13      -    Hazardous Substances
7.14      -    Accounts Receivable and Bad Debts
7.15      -    Transactions with Certain Persons
7.17      -    Customers
7.18      -    Software
7.19      -    Changes since April 30, 1999
7.21      -    Inventory
7.22      -    Product Warranty Claims

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7.23      -    Product Liability
7.25      -    Intracompany Transactions
9.03      -    Worn/Obsolete Inventory and Equipment
               Permitted Lien Schedule

                                       vi

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                            ASSET PURCHASE AGREEMENT
                            ------------------------

     THIS ASSET PURCHASE AGREEMENT (the "Agreement") is made this 20th day of July, 1999, by and among HERCULITE PRODUCTS, INC., a New York corporation ("Herculite"), HERCON ENVIRONMENTAL CORPORATION, a Delaware corporation ("Hercon") (each a "Seller" and together, the "Sellers") and ABERDEEN ROAD COMPANY, a Pennsylvania corporation with offices at Aberdeen Road, Emigsville, Pennsylvania (the "Buyer").

                                   BACKGROUND
                                   ----------

     Herculite is engaged in the business of manufacturing and marketing multilayered synthetic fabrics. Hercon is engaged in the business of producing various insect control and monitoring devices, in which synthetic fabrics are impregnated with insect pheromones or insecticide (the businesses of Herculite and Hercon together, the "Business"). Herculite is a second tier subsidiary of Health-Chem Corporation ("Health-Chem") and Hercon is a subsidiary of Herculite. Upon and subject to the terms and conditions hereinafter set forth, Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, substantially all of the assets and rights of Sellers relating to the operation of the Business; and Sellers desire to assign certain liabilities to Buyer, and Buyer desires to assume such liabilities from Sellers. Certain terms used in this Agreement are defined in Article XIX and other Articles hereof.

     NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements herein set forth and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

                                    ARTICLE I
                                PURCHASE AND SALE
                                -----------------

     Except as otherwise provided and subject to the terms and conditions set forth in this Agreement, Sellers will sell, assign, transfer and deliver to Buyer, and Buyer will purchase from Sellers at the Closing, all of Sellers' right, title and interest in and to the Purchased Assets (as defined in Section
2.01 of this Agreement), free and clear of all Liens other than Permitted Liens.

                                   ARTICLE II
                     DESCRIPTION OF ASSETS; EXCLUDED ASSETS
                     --------------------------------------

     Section 2.01 Purchased Assets. The assets to be conveyed to Buyer shall include all of the assets of Sellers relating to the Business, whether tangible or intangible, which relate in any way to the operation of the Business, (except the Excluded Assets as defined in Section 2.02 hereof), and including, without limitation: (a) the real property located on Aberdeen Road in Emigsville, Manchester Township, York County, Pennsylvania, as more particularly described in Exhibit A hereto and made a part hereof, together with all improvements thereon, and fixtures and appurtenances thereto (the "Real Property"), (b) those assets of Sellers set forth on Schedule 2.01, (c) at Buyer's option, those assets of Sellers not otherwise listed on Schedule 2.01 which are acquired by Sellers after the date hereof and held by Sellers as of the Closing, (d) all Intellectual

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Property of Sellers, including, but not limited to the "Herculite" and "Hercon"
trademarks and any variations thereof, the "Lure'n Kill" trademark and all brand names or trade names now used by Sellers in connection with the sale of any of their products, (e) all rights of Sellers under all Contracts listed on Schedule
2.01 and Contracts made in the ordinary course of business, involving the Business to which either Seller is a party or by which either Seller has rights (the "Purchased Contracts"), (f) all current and historical financial and accounting records of the Business, and (g) all computer programs and software used by Sellers in the Business (the "Software") (together, the "Purchased Assets").

     Notwithstanding the aforesaid, for a period of seven (7) years following the Closing, Buyer shall permit Sellers and its authorized agents and representatives to visit its offices at reasonable times, to examine and make copies of the financial and accounting records of the Business which are included as part of the Purchased Assets.

     Additionally, on the Closing Date, Buyer shall grant a non-exclusive royalty free license to (i) Herculite Products, Inc. solely to continue to use the Herculite name in its corporate title (but not for any products) for a period of ten (10) years, and (ii) to Hercon Laboratories Corporation and Transderm Laboratories Corporation ("Transderm") to continue to use the Hercon name in its corporate title and on its pharmaceutical, personal care and cosmetic products. Notwithstanding the foregoing, in the case of Herculite the license shall be nontransferable and in the case of Hercon an assignment of the license shall be made only with Buyer's prior written approval, which approval shall not be unreasonably withheld, provided, however, that such license may be transferred as part of a sale of the business of Transderm and/or Hercon Laboratories Corporation. Furthermore, on the Closing Date Buyer shall provide Health-Chem and Transderm with a one year sub-license to use the Marcam Software, provided, that (a) Buyer is permitted to do so under the terms of its license for the Marcam Software, and (b) Health-Chem and Transderm bear any incremental costs associated with the sub-license.

     Section 2.02 Excluded Assets. Anything in this Agreement to the contrary notwithstanding, the assets sold to Buyer pursuant to the terms of this Agreement shall not include Herculite's lease for the premises located at 460 Park Avenue, New York, New York, the AS400 computer located in California which is leased by IBM Credit Corporation to Herculite pursuant to that certain Quick lease Agreement (No. QL0399505) dated November 12, 1997 (the "California AS400"), or Sellers' cash, securities, including in the case of Herculite, shares of Transderm (and shares of Transderm's subsidiary, Hercon Laboratories Corporation), shares of Hercon and shares of its inactive subsidiary, Aberdeen Research Corporation, bank deposits, cash equivalents, real property and fixtures other than the Real Property, any rights under employment related agreements, or any other assets listed on Schedule 2.02, at the time of the Closing (the "Excluded Assets").

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                                   ARTICLE III
                            ASSUMPTION OF LIABILITIES
                            -------------------------

     Section 3.01 Assumed Liabilities. Buyer shall assume and agree to perform and discharge as of the Closing the following to the extent not previously performed or discharged and not an Excluded Liability set forth on Schedule 3.02:

          (a) all obligations of Sellers which accrue and are to be performed from and after the Closing under the Purchased Contracts, other than debts or obligations owed by Sellers or either of them to Health-Chem or any of its Affiliates;

          (b) all other contractual obligations of Sellers incurred after April 30, 1999 in the ordinary course of business (other than debts or obligations owed by Sellers or either of them to Health-Chem or any of its Affiliates) or incurred with Buyer's written consent, and which are continuing at the time of the Closing; and

          (c) the obligations of Sellers to pay an aggregate of $300,000 of "stay on" bonuses to Steven Bernstein, Peter F. McKernan and Paul R. Moeller;

          (d) Sellers' obligations in the ordinary course of business to manufacture and/or sell products to customers pursuant to unfilled orders;

          (e) Sellers' obligations to purchase items in the ordinary course of business from vendors; and

          (f) to the extent not included in items (a) through (e), all "Current Liabilities." For purposes of this Agreement, "Current Liabilities" means, at a given time, all of Sellers' liabilities which are classified as current liabilities on their financial statements in accordance with GAAP, such Current Liabilities to be detailed in the Assumption Agreement or in a schedule thereto, but excluding: (i) any bank debt and guarantees of bank debt; (ii) any debts or obligations owed by Sellers or either of them to Health-Chem or any of its Affiliates; (iii) any guarantees made by Sellers or either of them for the benefit of Health-Chem or any of its Affiliates; (iv) any Excluded Liabilities; and (v) any liability ultimately found owing on (or any negotiated settlement of) the Hill Rom claim (sometimes known as the Hillenbrand claim).

     Items (a) through (c) are collectively referred to herein as the "Assumed Contracts". Items (a) through (f) are collectively referred to herein as the "Assumed Liabilities".

     Section 3.02 Excluded Liabilities. Buyer shall not be liable for any obligations of Sellers of any nature whatsoever other than the Assumed Liabilities. Without limitation, the Assumed Liabilities shall not include: (a) any obligations under employment related agreements (other than the "stay on" bonuses referred to in Section 3.01) or Herculite's lease for the premises located at 460 Park Avenue, New York, New York, (b) bank debt and guarantees of bank debt identified in Schedule 3.02; (c) any debts or obligations owed by Sellers or either of them to Health-Chem or any of its Affiliates; (d) any guarantees made by Sellers or either of them for the benefit of Health-Chem

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or any of its Affiliates; (e) deferred wage, salary and bonus obligations of
Herculite, Hercon and/or Health-Chem owed to employees of Sellers as a consequence of voluntary wage, salary and bonus deferrals; (f) any accounts payable or accrued liabilities (regardless of whether invoices for the same have been issued) to all accountants, auditors, attorneys, engineers or other third party advisors of Sellers, to the extent such liabilities relate to the preparation for, negotiation of or consummation of the transactions contemplated herein or an audit conducted for the benefit of Sellers or their Affiliates; (g) all Sellers' broker fees incurred in connection with this transaction, including, but not limited to, fees payable to Seneca Financial Group, Inc. and Gordian Group, L.P. and a $50,000 fee payable to Coldwell Banker Commercial Rotz Associates, Inc.; (h) all warranty or similar claims or suits now pending against either Seller, including, but not limited to, the claim of Hill Rom (sometimes known as Hillenbrand), (i) any obligation relating to the California AS400; and (j) any other liability listed on Schedule 3.02 (the "Excluded Liabilities").

                                   ARTICLE IV
                     INSTRUMENTS OF TRANSFER AND ASSUMPTION
                     --------------------------------------

     Section 4.01 Transfer Documents. At the Closing, Sellers will deliver to Buyer (a) a deed conveying fee simple title to the Real Property in substantially the form attached hereto as Exhibit B (the "Deed"), (b) one or more Bills of Sale in substantially the form attached hereto as Exhibit C (a "Bill of Sale"), and (c) all such other good and sufficient instruments of sale, transfer and conveyance, in such form and including such matters as Buyer shall reasonably request, as shall be effective to vest in Buyer all of Sellers' right, title and interest in and to the Purchased Assets, free and clear of all Liens other than Permitted Liens.

     Section 4.02 Assumption Documents. At the Closing, Buyer will execute and deliver an Assumption Agreement in substantially the form attached hereto as Exhibit D (the "Assumption Agreement") in order to effect the assumption of the Assumed Liabilities by Buyer.

     Section 4.03 Transfer Taxes. The cost of all documentary stamps and transfer taxes due in connection with the recordation of the Deed shall be paid 50% by Buyer and 50% by Herculite.

                                    ARTICLE V
                   PURCHASE PRICE; ALLOCATION; APPORTIONMENTS
                   ------------------------------------------

     Section 5.01 Cash Purchase Price . The base cash purchase price for the Purchased Assets shall be Fourteen Million Four Hundred Thousand Dollars ($14,400,000) (the "Base Price"), as adjusted in accordance with the provisions of Section 5.04 hereof (as adjusted, the "Cash Purchase Price").

     Section 5.02 Payment of Cash Purchase Price. The Cash Purchase Price as adjusted pursuant to Section 5.04 and subject to funding the escrows described in Sections 5.04 and 5.06 hereof, shall be payable by wire transfer made by Buyer of immediately available funds to Sellers at Closing.

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     Section 5.03   Allocation of Purchase Price. Sellers and Buyer agree that of the total Purchase Price, (a) $5,000,000 shall be the amount paid for the Real Property, (b) 90% of the remaining balance shall be the portion to be paid for the Purchased Assets to be purchased from Herculite and (c) 10% of the remaining balance shall be the portion to be paid for the Purchased Assets to be purchased from Hercon. Buyer and Sellers each further agree to file their income tax returns and their other tax returns and IRS Form 8594 reflecting the allocations as determined in this Section 5.03.

     Section 5.04 Cash Purchase Price Adjustment. (a) As used in this Section 5.04, the following capitalized terms have the meanings set forth next to their names:

     "Current Purchased Assets" means all of the Purchased Assets which would be classified as current assets on Sellers' financial statements in accordance with GAAP other than the Real Property.

     "Current Liabilities" has the meaning set forth in Section 3.01.

     "Net Operating Assets" means, at a given time, the difference calculated as
(i) Current Purchased Assets minus (ii) Current Liabilities other than liabilities relating to the Real Property.

          (b) Based on the information set forth in Sellers' April 30, 1999 balance sheet, the parties have negotiated the Cash Purchase Price, in part on the basis that as of 12:01 a.m. of the Closing Date, Net Operating Assets of Sellers will be $5,294,000.00 ("Projected Net Operating Assets"). If Net Operating Assets, as of 12:01 a.m. of the Closing Date, are less or more than Projected Net Operating Assets, the Base Price shall be adjusted downward or upward, as applicable, on a dollar for dollar basis, by an amount equal to the difference between Projected Net Operating Assets and Net Operating Assets of Sellers at 12:01 a.m. of the Closing Date (the "Net Operating Assets Adjustment").

          (c) Additionally, the Cash Purchase Price shall be adjusted downward, on the Closing Date, by an amount equal to the damage sustained by Buyer as a consequence of any misrepresentation or breach of warranty made by Sellers pursuant to this Agreement, but only to the extent that such damage exceeds $250,000 (any such damage which does not exceed $250,000 shall, to the aggregate extent thereof, be referred to herein as the "Non-Excess Damage"). There shall be no further adjustment to the Cash Purchase Price in the event Buyer opts not to purchase any or all assets classified under clause (c) in Section 2.01.

          (d) Sellers shall prepare and submit to Buyer, not later than six (6) Business Days prior to the Closing Date, a written good faith estimate of the amount of the Net Operating Assets Adjustment in accordance with this Section
5.04 and Sellers' estimate of the Cash Purchase Price resulting from the Net Operating Assets Adjustment ("Sellers' Estimate"). Sellers' Estimate shall be accompanied by supporting documents, work papers, and other data supporting Sellers' Estimate. The Sellers' Estimate shall be accompanied by a certificate signed by an executive officer of Sellers certifying that the Sellers' Estimate was calculated in good faith and in accordance with the provisions of this
Section 5.04. After the delivery of Sellers' Estimate and prior to the Closing,

Buyer and Sellers shall attempt to resolve any disputes between Buyer and Sellers with respect to Sellers' Estimate. In connection therewith, Buyer shall have full access to all Sellers' records related to Sellers' Estimate. Two (2) Business Days prior to Closing, Buyer shall advise Sellers in writing as to any dispute Buyer has with Sellers' Estimate, and provide Sellers with Buyer's calculation of the Net Operating Assets Adjustment and the Cash Purchase Price, accompanied by a certificate signed by an executive officer of Buyer certifying that Buyer's calculation was made in good faith and supporting documents and information, to the extent the same is available to Buyer ("Buyer's Estimate"). In the event Buyer's Estimate of the Cash Purchase Price is within $30,000 of Sellers' Estimate, the Closing shall proceed with the Cash Purchase Price based upon Sellers' Estimate less fifty percent (50%) of the difference between Buyer's Estimate and Sellers' Estimate. In the event Buyer's Estimate of the Cash Purchase Price is less than Sellers' Estimate by an amount in excess of $30,000, the Closing shall proceed with the Cash Purchase Price based upon the Sellers' Estimate made in good faith except that the lower of (i) $500,000 and
(ii) the difference between Buyer's Estimate and Sellers' Estimate of the Cash Purchase Price (the "Estimate Difference") shall be delivered out of the Cash Purchase Price by Buyer to the Escrow Agent, and not to the Sellers, to be held, invested and disbursed pursuant to the terms of Escrow Agreement No. 1 substantially in the form of Exhibit E attached hereto ("Escrow Agreement No. 1").

     After the Closing, Buyer and Sellers shall use good faith efforts to jointly resolve the Estimate Difference. If Buyer and Sellers cannot resolve the Estimate Difference to their mutual satisfaction within five (5) Business Days after Closing, then the matter shall be submitted to the Independent Accountants (as defined in Section 5.05 below). The Independent Accountants shall resolve the dispute substantially in accordance with the procedures set forth in Section
5.05 below and the decision of the Independent Accountants with respect to the Net Operating Assets Adjustment shall be final and binding on the parties.

     Within five (5) Business Days of receipt of the Independent Accountants' decision with respect to such dispute, if Buyer is determined to owe an amount to Sellers, the Escrow Agent shall pay such amount to Sellers from Escrow No. 1, and if Sellers are determined to owe an amount to Buyer, the Escrow Agent shall pay such amount to Buyer from Escrow No. 1, in each case with the excess, if any, paid over to the other party by the Escrow Agent. All amounts owed by Buyer or Sellers to the other in accordance with this Section 5.04 shall be paid by wire transfer of immediately available funds with interest earned.

     Section 5.05 Independent Accountants, Procedures. For the purposes of this Agreement, the term "Independent Accountants" means the Montvale, New Jersey office of KPMG LLP. The parties shall cooperate in making the fee arrangement with that firm based on its estimate. In submitting a dispute to the Independent Accountants, each of Sellers and Buyer shall furnish, at its own expense, the Independent Accountants and the other party with such documents and information as the Independent Accountants may reasonably request. Each party may also furnish to the Independent Accountants such other information and documents as it deems relevant with the appropriate copies and notification being given to the other party. The Independent Accountants may conduct a conference concerning the disagreements between Sellers and Buyer at which conference each party shall have the right to present additional documents, materials and other evidence and to have present its or their advisers, accountants or counsel. The Independent

Accountants shall promptly render a decision on the issues presented, and such decision shall be final and binding on the parties, provided, that such decision may not be more than Sellers' Estimate or less than Buyer's Estimate. Fees and expenses of the Independent Accountants relating to the matters provided for in this Agreement shall be shared equally be the parties, unless a party's estimate varies by more than twelve and one-half percent (12.5%) from the decision reached by the Independent Accountants, in which case the fees and expenses of the Independent Accountants shall be paid by such party. Notwithstanding the foregoing, if each party's estimate varies by more than twelve and one-half percent (12.5%) from the decision, the fees shall be shared equally by the parties.

     Section 5.06   Indemnity and Older Inventory Escrow.

          (a) At the Closing, Buyer and Sellers shall execute and deliver an escrow agreement substantially in the form of Exhibit F hereto ("Escrow Agreement No. 2"). Buyer shall deposit with the Escrow Agent $500,000 ("Escrow Amount No. 2"), out of the Cash Purchase Price payable to the Sellers at the Closing.

          (b) Subject to the provisions of Escrow Agreement No. 2, Escrow Amount No. 2 shall be available to satisfy (i) claims by Buyer for indemnification under Section 14.02 and (ii)(A) performance of Sellers' obligation to repurchase unsold Older Inventory and/or (B) payment to Buyer of the difference between the Closing Date carrying value of the Older Inventory and the actual price received by Buyer from sales of such Older Inventory, as the case may be, in each case in accordance with Section 9.06. On the first anniversary of the Closing Date, Escrow Amount No. 2 less all amounts required for payment of claims made by Buyer pursuant to the terms of Escrow Agreement No. 2, shall be paid to the Sellers, together with interest earned on the amount to be released. Sellers are permitted to credit the amount of their repurchase obligation under Section 9.06 against the portion of Escrow Amount No. 2 to be released to Sellers. Notwithstanding the foregoing, if Sellers have not received the tax clearance certificate described in Section 9.10 by the first anniversary of the Closing Date, $100,000 of Escrow Amount No. 2 shall continue to be held by the Escrow Agent until the tax clearance certificate is obtained. Upon receipt of the tax clearance certificate, Buyer and Sellers shall direct the Escrow Agent to release $100,000 to Sellers and/or to government agencies, if, and to the extent required to be paid to a governmental agency in order to obtain such tax clearance certificate.

     Section 5.07 Real Property Apportionments. At Closing, all real property taxes shall be apportioned on a calendar year or fiscal year basis, as appropriate, and sewer, water and trash collection bills, as applicable, shall be apportioned pro rata between Buyer and Sellers on a per diem basis as of the Closing Date. Utility meter readings shall be taken as of the Closing Date. Buyer shall be responsible for all utility costs incurred on or after the Closing Date.

                                   ARTICLE VI
                                     CLOSING
                                     -------

     Subject to the terms and conditions hereof, the Closing (the "Closing") of the sale hereunder shall take place at the offices of Rhoads & Sinon LLP, One South Market Square, Harrisburg, Pennsylvania, on the date (the "Closing Date") which is the later of: (a) the sixth (6th) Business Day after the first day on which all of the conditions precedent set forth in Articles XI and XII have been satisfied or waived by Sellers or Buyer, as the case may be; (b) the forty-fifth
(45th) calendar day following the execution of this Agreement; or (c) such other date as the parties mutually agree. Buyer shall give notice of the Closing Date to Sellers. Either party, by notice to the other, may make the time of the Closing of the essence of the sale hereunder.

                                   ARTICLE VII
                            SELLERS' REPRESENTATIONS
                            ------------------------

     Sellers jointly and severally, hereby represent and warrant to Buyer that the below noted statements are true and correct as of the date of this Agreement and shall continue to be true and correct through the date of the Closing (it being agreed by Buyer that disclosure of any information in any one of the schedules shall be deemed to be disclosure in any other schedule); provided, however, that the foregoing shall not be construed to entitle the Buyer not to close pursuant hereto or to limit the Buyer's entitlement to the price adjustment provided for by the first sentence of Section 5.04(c). Said representations and warranties shall survive the Closing for a period of eighteen (18) months, provided, however, if Buyer obtains actual knowledge that any of such representations and warranties are inaccurate prior to Closing and thereafter purchases the Purchased Assets, Buyer shall to the extent of Buyer's actual knowledge of the inaccuracy be deemed to have waived such representation or warranty and, to such extent, such representation or warranty shall not survive the Closing.

     Section 7.01 Organization, Qualification. Herculite is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, and has all necessary corporate power and authority to own and operate its properties and to carry on its business as now being conducted. All of the outstanding capital stock of all classes of Herculite is owned by HS Protective Fabrics Corporation, a Delaware corporation. Hercon is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has all necessary corporate power and authority to own and operate its properties and to carry on its business as now being conducted. 98.5% of the outstanding capital stock of all classes of Hercon is owned by Herculite.

     Section 7.02 Governmental Consents, Authorization of Agreement and Sale. Except for filings under the HSR Act and as set forth in Schedule 7.02, all material governmental filings, consents and approvals required to effect the sale, assignment and transfer of the Purchased Assets have been obtained by Sellers. In accordance with Section 909 of the New York Business Corporation Law, the board of directors and sole shareholder of Herculite have authorized the execution, delivery and performance of this Agreement by Herculite and the sale of the Purchased Assets to be sold by Herculite pursuant to this Agreement. In accordance with Section 271 of the

Delaware General Corporation Law, the board of directors of Hercon, and its shareholder, Herculite, by written consent given as the owner of 98.5% of the outstanding capital stock of Hercon, have authorized the execution, delivery and performance of this Agreement by Hercon and the sale of the Purchased Assets to be sold by Hercon pursuant to this Agreement.

     Section 7.03 Subsidiaries. Except for Herculite's ownership of 98.5% of the shares of Hercon, 90% of the shares of Transderm Laboratories Corporation (which in turn owns 98.5% of the shares of Hercon Laboratories Corporation), and 100% of the shares of an inactive subsidiary, Aberdeen Research Corp., Sellers do not have any subsidiaries.

     Section 7.04 Purchased Assets. (a) Except as set forth on Schedule 7.04, Herculite owns fee simple title in and to the Real Property, free and clear of all Liens or other third party claims, other than Permitted Liens, and Sellers have good and marketable title to, or in the case of Purchased Assets which are leased, valid and subsisting leasehold interests in, the other Purchased Assets, free and clear of all Liens or other third party claims, other than Permitted Liens.

          (b) All tangible personal property, fixtures, machinery and equipment comprising the Purchased Assets are in a reasonable state of repair (ordinary wear and tear excepted) and operating condition and are suitable for the purposes for which they are currently being used.

     Section 7.05 Material Contracts. Schedule 7.05 hereto sets forth all subsisting material Contracts (the "Material Contracts") (other than Contracts not being assumed hereunder and Contracts with annual payments of less than $5,000, which latter category of Contracts in the aggregate have annual payments of less than $20,000) to which either Seller is a party that: (a) involve the future purchase and delivery of products or the rendition of services and payments therefor which, when aggregated together with other Contracts with the same Person, or with Affiliates of such Person, might exceed $15,000 in any three month period; (b) relate to the employment of any officer or individual employee, or obtaining consulting services from any other Person, or relate to the termination of any such officer's, employee's or consultant's services; (c) relate to any Liens set forth on Schedule 7.04; (d) involve the lease of any property, whether, real, personal or mixed; (e) contain any provision or covenant prohibiting or limiting the ability of Sellers or Buyer to operate the Business, including a covenant not to compete and territorial restrictions; (f) involve an obligation to indemnify, defend or hold harmless any other Person;
(g) are with any current officer, director, or Affiliate; (h) constitute distribution, agency, sales representation consultation Contracts; (i) constitute partnership, joint venture, profitsharing, or similar Contracts with any Person; or (j) guarantee the performance, liabilities or obligations of any other Person. Sellers have heretofore delivered to Buyer true and correct copies of the Material Contracts, provided, that in the case of Material Contracts which are evidenced by purchase orders, Sellers have delivered to Buyer a true and correct computer generated list of such purchase orders. Except as disclosed on Schedule 7.05, Sellers have no knowledge of any material breach by the other parties to any Material contracts. The Material Contracts are in full force and effect and Sellers are in material compliance with the terms of such Material Contracts.

     Section 7.06 No Violation of Existing Agreements. The execution, delivery and performance of this Agreement by Sellers will not, to Sellers' knowledge, violate any provisions of law and will not, with or without the giving of notice or the passage of time, or both, conflict with or result in any breach of any of the terms or conditions of, or constitute a default under any Material Contract. Subject to the consents identified in Schedule 7.02, the execution, delivery and performance of this Agreement by Sellers will not result in the creation of any Lien upon the Purchased Assets or the Business other than Permitted Liens.

     Section 7.07   Litigation and Legal Proceedings. Except as set forth on
Schedule 7.07, there is no outstanding judgment against either Seller affecting the Business or the Purchased Assets which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement and there is no litigation, proceeding or investigation pending, or, to Sellers' knowledge, threatened, against either Seller affecting the Business or the Purchased Assets or which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement.

     Section 7.08 Employees. Schedule 7.08 sets forth a true and complete list of the names and salaries of all employees of Sellers involved in the operation of the Business as of the date hereof. Subject to subsection (g) of Section 9.04 and Schedule 7.19, the preceding sentence shall be true and correct as of the Closing. Except as set forth on Schedule 7.08, there are no collective bargaining agreements covering any of Sellers' employees. No consent of any union (or similar group of organization) is required in connection with the consummation of the transactions contemplated hereby. There are no pending, or, to Sellers' knowledge, threatened (x) union representation petitions respecting the employees of Sellers, (y) efforts being made to organize any of the employees of Sellers, or (z) strikes, slow downs, work stoppages, or lockouts or threats.

     Section 7.09 Employee Benefits. Schedule 7.09 sets forth a true and complete list of Employee Benefit Plans. A true and complete copy of each such Employee Benefit Plan has been provided or made available to Buyer. Except as otherwise provided on Schedule 7.09, the closing of the transactions contemplated by this Agreement will not result in the Buyer's assumption of any liabilities arising out of any Employee Benefit Plan or any employment contract between any employee identified in Schedule 7.08 and either Seller or a Controlled Group Member.

     Section 7.10   Financial Statements.

          (a) Buyer has heretofore been furnished with copies of the unaudited balance sheets of Sellers as of December 31, 1995, December 31, 1996, December 31, 1997, December 31, 1998 and April 30, 1999 (an interim statement) (the April 30, 1999 interim statement being the "Financial Statement Date") and related unaudited statements of income for the periods then ended, each of such balance sheets and income statements being attached hereto at Schedule 7.10(a) (collectively, the "Financial Statements"). The various amounts included in the Financial Statements are not necessarily indicative of the results which may be obtained by Buyer from and after the Closing in connection with its operations of the Purchased Assets. The Financial Statements are unaudited and have been prepared in accordance with GAAP other than with respect to liquidation presentation rules and the cut-off of the period for determining liabilities as of the Financial Statement Date. Subject to the foregoing, Sellers hereby represent and warrant to Buyer that: (i) the Financial Statements have been prepared in accordance with the accounting principles and practices used by Sellers in the preparation of its financial statements applied on a consistent basis for the periods covered thereby; and (ii) each of the balance sheets included in the Financial Statements fairly presents the financial condition of Sellers, as of the close of business on the date thereof, and each of the statements of income included in the Financial Statements fairly present the results of operations of Sellers for the period then ended.

          (b) Except as set forth in Schedule 7.10(b), since the Financial Statement Date, Sellers have not: (i) sold, assigned or transferred any of their tangible assets (except for the Excluded Assets, except pursuant to existing Contracts, except for worn or obsolete equipment and except for inventory or other current assets in Sellers' ordinary course of business consistent with past practice); (ii) suffered any material damage, destruction or casualty loss with respect to the Purchased Assets, whether or not covered by insurance, (iii) made any distribution of any of the Purchased Assets to any shareholder of Seller, or (iv) entered into any agreement or understanding to do any of the foregoing.

     Section 7.11 Broker's and Finder's Commissions. Sellers acknowledge that they have dealt with Seneca Financial Group, Inc. and Gordian Group, L.P. (the "Brokers") in connection with this transaction and have agreed to pay the Brokers any brokerage commission fees that shall be due to them in connection with this transaction. Sellers also acknowledge that they will pay Coldwell Banker Commercial Rotz Associates, Inc. a fee of $50,000 in accordance with their agreement with Coldwell Banker Commercial Rotz Associates, Inc. Sellers represent that Sellers have not dealt with any other broker, agent or finder in connection with this transaction other than the Brokers and Coldwell Banker Commercial Rotz Associates, Inc. The engagement of Gordian Group, L.P. was terminated as of April 13, 1999.

     Section 7.12 Intellectual Property. Schedule 7.12 hereto contains a list of the Intellectual Property owned by Sellers (the "Owned Intellectual Property"). Schedule 7.12 also contains a true and complete list of the Intellectual Property (the "Licensed Intellectual Property") possessed or used by Sellers pursuant to any agreement with a third party (each, an "Intellectual Property License"). The Owned Intellectual Property and Licensed Intellectual Property together comprise all of the Intellectual Property necessary or appropriate for the operation of the Business as it is now being conducted. To Sellers' knowledge, no Person is infringing Sellers' rights in the Owned Intellectual Property or Licensed Intellectual Property. Except as set forth in
Schedule 7.12, Sellers are not required to make any payments by way of royalties, fees or otherwise to any owner or licensee of, or other claimant to, any Intellectual Property.

     Section 7.13 Hazardous Substances. Except as disclosed in the Phase II Environmental Site Assessment of the Health-Chem Corporation property located in Emigsville, Pennsylvania prepared by Arecon Ltd. and except as set forth in
Schedule 7.13, (i) no written notice of violation with respect to any environmental condition has been received by either Seller from any Governmental Entity, (ii) to Sellers' knowledge, there does not presently exist any violation of or failure to be in compliance with any Environment Laws involving Sellers, any of the Purchased Assets or the Business, (iii) to Sellers' knowledge there has not been any release, discharge, migration, spill or storage of Materials of Environmental Concern or any other environmental conditions which could give rise to liability of Sellers, (iv) to Sellers' knowledge, there are no pending administrative, regulatory or judicial actions, suits or proceedings against Sellers or the Real Property arising under or relating to any Environmental Laws, and (v) to Sellers' knowledge, there are no Materials of Environmental Concern on, at or under the Real Property other than those being used or stored in compliance with Environmental Laws.

     Section 7.14 Accounts Receivable and Bad Debts. To Sellers' knowledge, except as set forth on Schedule 7.14, all of the existing accounts receivable of Sellers reflected in the April 30, 1999 Interim Statement represent, and the accounts receivable reflected on the books of Sellers on the date hereof represent, valid obligations owing to Sellers and arising from sales actually made, or services actually performed in the ordinary course of its business. Unless paid prior to Closing or set forth on Schedule 7.14, the accounts receivable are current (less than 120 days) and collectible, in full, net of the respective reserves shown on the April 30, 1999 Interim Statement or on the books of Sellers as of the date hereof. Such reserves are adequate and calculated consistent with past practices. Notwithstanding the foregoing, the representations made in this Section 7.14 are conditional upon Buyer applying payments it collects on receivables of a customer (irrespective of whether such receivables arose before or after the Closing) against the oldest outstanding receivables of such customer, irrespective of whether the oldest receivables are contested by such customer. To Sellers' knowledge, as of the date hereof, there is no contest, claim or right of set-off, other than returns in the ordinary course of business, with respect to any of the accounts receivable.

     Section 7.15   Transactions with Certain Persons. Except as set forth in
Schedule 7.15 and as may be contemplated by the terms of this Agreement, Sellers do not owe any amount to, or have any contract with or commitment to, any shareholder, director, officer, employee or consultant of Sellers (other than deferred salaries, wages and bonuses, compensation for current services not yet due and payable, rent payable to an Affiliate, and reimbursement of expenses arising in Sellers' ordinary course of business), and no such person owes any amount of money to Sellers.

     Section 7.16 No Adverse Change. Since the Interim Financial Statement of April 30, 1999, neither Seller has suffered any material adverse change in its business, financial condition, operations, prospects or assets, nor has any event or condition occurred which, individually or in the aggregate, might be expected to have a material adverse affect on the business, financial condition, operations, prospects or assets of either Seller.

     Section 7.17 Customers. All customers of Sellers whose annual purchases represent more than $50,000 for the year ending December 31, 1998 are identified (by name and sales amount) in Schedule 7.17 hereof. Except as set forth on
Schedule 7.17, neither Seller has received any notice, oral or written, or has any knowledge or reason to believe, that any customers whose purchases represent three percent (3%) or more, either individually or in the aggregate, of sales made during the year ending December 31, 1998 intend to terminate or materially reduce their relationship with either Seller within the twelve (12) calendar month period immediately following the Closing.

     Section 7.18 Computer Programs and Software. Sellers have no knowledge of any infringing use of the Software or claim of infringing use. Schedule 7.18 sets forth a complete list of all agreements or arrangements relating to the use of the Software and any assets of either Seller in connection therewith. Consummation of the transactions contemplated hereby will not result in an impairment of the legal rights of Sellers with respect to the Software. The Software constitutes all computer software necessary to conduct the Sellers' Business.

     Section 7.19   Absence of Certain Acts or Events. Except as disclosed on
Schedule 7.19, since the April 30, 1999 Interim Statement neither Seller has:

          (a)  Authorized or issued any capital stock or other securities;

          (b) Purchased or redeemed any of its capital stock or other securities;

          (c) Paid any bonus to any employee or increased the rate of compensation of any of its employees, other than the "stay on" bonuses referred to in Section 3.01 or payment of deferred wages, salaries and bonuses;

          (d) Sold or transferred any of its assets, other than in the ordinary course of business;

          (e) made any payment in respect of its liabilities outside the ordinary course of business;

          (f) incurred any obligations or liabilities (including any indebtedness) or entered into any debt transactions, except for professional fees, normal trade or business obligations incurred in the ordinary course of business consistent with past practice or indebtedness under the existing revolving line of credit with IBJ Whitehall Business Credit Corporation;

          (g) suffered any theft, damage, destruction, loss or casualty loss of any asset not covered by insurance;

          (h) incurred or increased (including draws on existing lines of credit or other debt facilities) any indebtedness for borrowed money other than under the existing revolving line of credit with IBJ Whitehall Business Credit Corporation or created any liens or encumbrances other than Permitted Liens;

          (i) made or adopted any change in its accounting practice or policies;

          (j) made any adjustment to its books and records other than in respect of the conduct of its business activities in the ordinary course;

          (k)  made, or been denied any claim under any policy of insurance;

          (l)  become a party to any litigation, legal action or arbitration;

          (m)  made any loan or advance;

          (n) incurred or been threatened with any strike, lockout, labor trouble, union organizing activities or other labor condition;

          (o)  made or authorized any capital expenditures;

          (p) incurred or been threatened with any loss of any of its important suppliers or customers or incurred or been threatened with any material reduction in the amount of materials supplied by or product sold to important suppliers or customers;

          (q) disposed of or failed to keep in effect any trade names, assumed names, service marks or trademarks, logos, patents, copyrights, brand names, rights or applications therefor;

          (r)  amended or revised its Bylaws or Articles of Incorporation;

          (s) canceled or waived claims with a value to it in excess of Three Thousand Dollars ($3,000); or

          (t) entered into any oral or written agreement to do any of the above.

     Section 7.20 Books and Records. To the best of Sellers knowledge, the books of account, financial records, reports generated by Sellers' management information system, inventories, sales data, customer information, documents delivered by Sellers to Buyer during the due diligence period prior to and subsequent to the date of this Agreement, minute books, stock certificate books and stock transfer ledgers of Sellers are complete and correct in all material respects.

     Section 7.21 Inventory. Except as set forth in Schedule 7.21, the inventory of Sellers is of good and merchantable quality, and is salable or usable for the purpose for which it is intended and in the ordinary course of business in accordance with Sellers' normal pricing and marketing practices, without any material defects, meets all applicable specifications and standards and is not damaged, obsolete (other than inventory which has no carrying value on Sellers' April 30, 1999 Financial Statement) or slow moving (except to the extent caused by seasonality of Hercon's business and Herculite's business relating to poultry fabric). Except as set forth in Schedule 7.21, (i) the quantities of the inventory held by Sellers are not materially in excess of Sellers' normal business requirements and (ii) the quantities of raw materials, packaging and finished goods transferred to Buyer at the Closing shall be sufficient to operate the business of Sellers in the ordinary course and to allow for replenishment of said inventory within the customary customer order-to-deliver lead times without incurring unusual or special expense or making unusual or special arrangements. Except as set forth on Schedule 7.21, no inventory or raw material is held on consignment by or for Sellers' business or is owned by a customer or any other third party.

     Section 7.22 Product Warranty Claims. Except as set forth on Schedule 7.22, to Sellers' knowledge, each product manufactured, sold, leased or delivered by Sellers has been in substantial conformity with all applicable contractual commitments and all express and implied warranties, and Sellers have no material liability (and there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Sellers, or either of them, giving rise to any liability) for replacement or repair thereof or other damages in connection therewith except for product liability suits or claims disclosed in Schedule 7.22 that are covered by insurance. Except as set forth on
Schedule 7.22, to Sellers' knowledge, no product manufactured, sold or delivered by Sellers, or either of them, is subject to any material guaranty, warranty or other indemnity beyond the applicable standard terms and conditions of sale or lease. To Sellers' knowledge, Schedule 7.22 sets forth records of material product warranty claims brought or asserted against either Seller in the past three (3) years.

     Section 7.23 Product Indemnity. Except as set forth on Schedule 7.23, to Sellers' knowledge, neither Seller has any liability (and, to Sellers' knowledge, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against Sellers giving rise to any liability) arising out of injury to individuals or property as a result of the possession, consumption or use of any product manufactured, sold or delivered by either Seller.

     Section 7.24 Insurance. The tangible Purchased Assets used in the Business are insured for the benefit of Sellers in such amounts and covering such risks as are deemed reasonably necessary by Sellers consistent with their customary practice.

     Section 7.25 Intracompany Transactions. Schedule 7.25 sets forth all sales from Sellers to Health-Chem or any of its Affiliates during the eighteen
(18) month period immediately preceding the Closing.

     Section 7.26 WARN Compliance. The aggregate number of employees permanently laid off or fired in the ninety (90) days immediately preceding the date hereof is approximately ten (10) and the aggregate number of employees temporarily laid off in the ninety (90) days immediately preceding the date hereof is approximately ten (10).

     Section 7.27 Purchase from Pacific Combining Corporation. To Sellers' knowledge, neither Sellers nor their Affiliates nor any employees of either Seller or their Affiliates purchased inventory or equipment from Pacific Combining Corporation in connection with the liquidation of its business which will be used to compete with the Business.

     Section 7.28 Condemnation. Herculite has not received notice of condemnation of, or eminent domain proceedings with respect to, all or any part of the Real Property, notice of any assessment for public improvements, or notices with respect to the violation of any zoning ordinance or other law, order, regulation or requirement relating to the use or ownership of the Real Property.

     Section 7.29 Zoning. The Real Property is located in an area zoned IG, Industrial General District. So far as is known to Sellers, the present use of the Real Property is a conforming use and complies with and is permitted under all applicable laws, including zoning laws.

     Section 7.30 Utilities. The Real Property is served by public sewer and water and there is sufficient capacity available to support the current use of the Real Property.

     Section 7.31 No Other Agreements. There are no outstanding options to purchase the Real Property, rights of first refusal, contracts to purchase or occupy the Real Property or leases or other agreements affecting the use of or title to the Real Property other than the Permitted Liens.

     Section 7.32 Permitted Lien Schedule. Sellers are not aware of the existence of any item specified in paragraph 9 of the Permitted Lien Schedule to this Agreement.

     Section 7.33 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article VII, Sellers make no representations or warranty, express or implied, at law or in equity, including, without limitation, with respect to merchantability of any product or of any of the Purchased Assets or fitness for any particular purpose, and any such representations or warranties are hereby expressly disclaimed. BUYER HEREBY ACKNOWLEDGES AND AGREES THAT EXCEPT TO THE EXTENT SPECIFICALLY SET FORTH IN THIS
ARTICLE VII, THE BUYER IS PURCHASING THE PURCHASED ASSETS ON AN "AS IS, WHERE IS" BASIS.

                                  ARTICLE VIII
                             BUYER'S REPRESENTATIONS
                             -----------------------

     Buyer hereby represents and warrants to Sellers that the below noted statements are true and correct as of the date of this Agreement and, as a condition to Sellers' obligation to close, shall continue to be true and correct through the date of the Closing. Said representations and warranties shall survive the Closing for a period of eighteen (18) months.

     Section 8.01 Organization; Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Buyer has all power and authority to (i) own and operate its properties, (ii) carry on its business as it is now being conducted, and (iii) carry out the transactions contemplated by this Agreement and to own and operate the Purchased Assets and the Business.

     Section 8.02 Consents; Authorization; Execution and Delivery of Agreement. Except for filings under the HSR Act, all necessary consents and approvals have been obtained by Buyer for the execution and delivery of this Agreement. The execution and delivery of this Agreement by Buyer has been authorized by Buyer's board of directors.

     Section 8.03 Litigation and Legal Proceedings. There is no outstanding judgment against Buyer and there is no litigation, proceeding or investigation pending, or, to Buyer's knowledge threatened, against Buyer or its assets which individually or in the aggregate would, if adversely determined, result in an adverse change in the business condition (financial or otherwise), properties, prospects or assets of Buyer or which questions the validity of any action taken or to be taken pursuant to or in connection with the provisions of this Agreement or the consummation of the transactions contemplated hereby by the Buyer.

     Section 8.04 Broker's and Finder's Commissions. Buyer acknowledges that it has dealt with Mellon Financial Markets, Inc. (the "Broker") in connection with this transaction and has agreed to pay the Broker any brokerage commission fees that shall be due to it in connection with this transaction. Buyer also acknowledges that Buyer will pay the excess above $50,000 of the fee, if any, payable to Coldwell Banker Commercial Rotz Associates, Inc. in connection with this transaction by reason of arrangements, if any, made with that firm by Susquehanna Capital or any of its Affiliates. Buyer represents that Buyer has not dealt with any other broker, agent or finder in connection with this transaction other than through the Broker and Coldwell Banker Commercial Rotz Associates, Inc.

     Section 8.05 Compliance with Laws. Buyer is currently complying with, and has so complied with, and, to the best of Buyer's knowledge, information and belief, is not in default under or in violation of, and neither its businesses nor any of its assets nor the operation or maintenance thereof contravenes in any respect, any statute, law (including environmental or employment laws), ordinance, decree, order, rule or regulation of any Governmental Entity.

     Section 8.06 Financial Ability to Close. Buyer has and will at all times relevant to consummating the transactions contemplated hereunder have the financial ability to perform its obligations under this Agreement. In particular, Buyer specifically represents that the obligation of Buyer to consummate the transactions contemplated hereby is not subject to any financing contingency.

     Section 8.07 Independent Decision. The Buyer is aware of each of the Sellers' business, affairs and financial condition and, subject to the representations and warranties of Sellers herein contained, has acquired sufficient information about each of the Sellers, including, without limitation, their respective Businesses, assets, liabilities, employees, contracts, agreements and arrangements, financial condition and current level of operations, to reach an informed and knowledgeable decision to acquire the Purchased Assets and assume the Assumed Liabilities hereunder. The Buyer represents and warrants that, subject to the representations and warranties of Sellers herein contained, it has made its own independent analysis and evaluation of each of the Sellers, including, without limitation, their respective business, assets and liabilities and the value of the Purchased Assets and the Assumed Liabilities and has conducted such due diligence investigation and review as the Buyer has determined to be necessary or appropriate, and the Buyer has been given access to all documents and agreements and financial information that it has requested of the Sellers. Buyer acknowledges that it has not relied upon any representations or warranties of any of the Sellers, their respective stockholders, directors, officers, employees, or agents, as the case may be, whether written or oral, except for those representations or warranties made by the Sellers which are set forth in this Agreement.

     Section 8.08 Disclaimer of Other Representations and Warranties. Except as expressly set forth in this Article VIII, Buyer makes no representations or warranty, express or implied, at law or in equity.

                                   ARTICLE IX
                          SELLERS'AND BUYER'S COVENANTS
                          -----------------------------

     Section 9.01   Third Party Consents; Closing Conditions.

          (a) Buyer and Sellers covenant and agree that each of them will reasonably cooperate with each other, and Buyer will do all things reasonably necessary to assist Sellers, to obtain all consents and approvals set forth in
Schedule 7.02, including the furnishing of financial and other information with respect to Buyer, its Affiliates, or Sellers, as the case may be, reasonably required by the Person whose consent or approval is being sought. Notwithstanding the foregoing, to the extent that any Purchased Asset is not capable of being sold, assigned, transferred or conveyed without the consent or approval of any third Person, and such consent or approval has not been obtained, this Agreement shall not constitute a sale, assignment, transfer or conveyance thereof, or an attempted sale, assignment, transfer or conveyance thereof, provided, however, Sellers shall use their commercially reasonable efforts to provide Buyer the benefits of any such Purchased Asset as provided in
Section 20.01 and the Cash Purchase Price shall be reduced in an amount equal to the fair market value of the Purchased Assets not transferred to Buyer.

          (b) Buyer and Sellers hereby covenant and agree to use all commercially reasonable efforts to satisfy, or assist the other party (or parties, as the case may be) in satisfying the closing conditions applicable to the Buyer in Article XI hereof and Sellers in Article XII hereof, and to consummate the transactions contemplated hereby in the most expeditious manner practicable.

     Section 9.02 Access. Buyer shall have the right, itself or through its representatives, during normal business hours, after reasonable notice to Sellers, and without undue disruption to Sellers' normal business activities, to inspect the Purchased Assets, to inspect and make abstracts of all books and records of Sellers relating to Sellers' operation of the Business, and to make such measurements, surveys, borings or tests on the Real Property as Buyer may deem advisable. Sellers shall furnish Buyer with such information respecting the Purchased Assets and Business and financial records as Buyer may, from time to time, reasonably request. Buyer agrees to provide Sellers with prompt written notice if Buyer determines that, based upon information provided to Buyer or through its own investigation, Sellers are in breach of any representations, warranty or covenant of Sellers set forth in this Agreement. Buyer hereby indemnifies and holds harmless Sellers from any claims or liabilities, including costs of defense and reasonable attorneys fees, arising out of the actions of Buyer or its agents or invitees while upon the Real Property. Buyer further agrees to restore the Real Property to its original condition after the completion of any measurements, surveys, borings or tests conducted by or on behalf of Buyer.

     Section 9.03 Conduct of Business. From and after the date hereof and except as otherwise approved by Buyer in writing, which approval shall not be unreasonably withheld, Sellers shall:

          (a) except as disclosed on Schedule 7.10(b), except pursuant to existing Contracts, except for worn or obsolete inventory or equipment identified in Schedule 9.03, and except for products or inventory sold in the ordinary course of business, shall not make any sale, lease, transfer or other disposition of any of the Purchased Assets;

          (b) not modify, amend or alter in any material respect, or terminate any of the Material Contracts, and shall not waive or cancel any default or breach or modify, alter or terminate any right or asset relating to or included in the Purchased Assets;

          (c) maintain their books and records in accordance with their prior practice; maintain all of their property and assets in their present condition, ordinary wear and tear excepted; and otherwise operate their business in the ordinary course in accordance with past practice;

          (d) not subject any of the Purchased Assets to any new Lien other than Permitted Liens;

          (e) except as contemplated by the terms and conditions of this Agreement, shall not do, or omit to do, any act which will cause a breach of, or default under, or termination of (except in accordance with its terms), any Material Contract to which either Seller is a party or by which either Seller is bound and which is to be assumed by Buyer hereunder;

          (f) notify Buyer in writing promptly after learning of the institution or threat of any litigation against either Seller;

          (g) pay or cause to be paid or provide for all Taxes of or relating to Sellers, the Purchased Assets and the employees of Sellers required to be paid prior to the Closing Date, provided, that if Sellers dispute in good faith any of such Taxes, then Sellers shall pay such Taxes upon resolution of such dispute in favor of the opposing party;

          (h) subject to the provisions of Section 9.04 of this Agreement, cooperate with Buyer in connection with Buyer's efforts to identify the current employees of Sellers that Buyer would like to hire following the Closing, consistent with all applicable federal, state and/or local employment laws, rules and regulations;

          (i) notify Buyer in writing promptly after learning of any fact or event which would cause any of Sellers' representations in Article VII to be untrue or inaccurate; and

          (j) not enter into any agreement or understanding inconsistent with any of the foregoing.

     Section 9.04   Employees.

          (a) Subject to subsection (h) of this Section 9.04, Buyer may, but shall have no obligation to, offer employment to any of the current employees of the Sellers pursuant to this Section 9.04(a). Not less than fourteen (14) days prior to the Closing Date, Buyer will notify Sellers in writing which employees will be offered employment by Buyer and setting forth the costs of compensation ("Buyer's List"). On the Closing Date, Buyer shall offer employment to all employees of Sellers on Buyer's List at such rates, provided, however, that subject to applicable law, Buyer may terminate at any time after the Closing Date the employment of any employee who accepts such offer. Any such offers shall be at such salary or wage and benefit levels and on such other terms and conditions as Buyer shall in its sole discretion deem appropriate. The employees who accept and report for work with Buyer as contemplated hereby are hereinafter collectively referred to as the "Transferred Employees."

          (b) Sellers shall retain any obligations and liabilities under the Employee Benefit Plans in respect of each employee or former employee (including any beneficiary or dependent thereof) who is not a Transferred Employee.

          (c) With respect to the Transferred Employees (including any beneficiary or dependent thereof), Sellers shall retain (i) all liabilities and obligations arising under any group life, accident, medical, dental or disability plan or similar arrangement to the extent that such liability or obligation relates to contributions or premiums accrued or to claims incurred on or prior to the Closing Date, (ii) all liabilities and obligations arising under any worker's compensation arrangement to the extent such liability or obligation relates to the period prior to the Closing Date and (iii) all other liabilities and obligations arising under the Employee Benefit Plans to the extent any such liability or obligation relates to the period prior to the Closing Date. Buyer shall assume all other obligation of Sellers to Transferred Employees.

          (d) Sellers shall, to the date of Closing, fully pay and fund all premiums owing for employee group life, accident, medical, dental or disability plan or other similar arrangements, including severance or pension benefits owing by either Seller under any union contract, workman's compensation premiums, all FICA and FUTA taxes for all employees, all employee salary and wage deferrals and all other employer obligations under Employee Benefit Plans or any other contract or law to which Sellers are subject.

          (e) Sellers shall be responsible, and Buyer shall have no responsibility, for all severance obligations to all employees who do not become Transferred Employees.

          (f) No provision of this Section 9.04 shall create any third party beneficiary or other rights in any employee or former employee (including any beneficiary or dependent thereof) of Sellers or any of their Affiliates in respect of continued employment (or resumed employment) with either Buyer, Sellers or their respective Affiliates, and no provision of this Section 9.04 shall create any such rights in any such persons in respect of any benefits that may be provided, directly or indirectly, under any Employee Benefit Plan or other plan or arrangement or any plan or arrangement which may be established by Buyer or any of its Affiliates.

          (g) Sellers will not take any action to cause the aggregate number of employees permanently laid off or fired in the ninety (90) days immediately preceding the Closing to exceed fifteen (15) and the aggregate number of employees temporarily laid off in the ninety (90) days immediately preceding the Closing to exceed fifteen (15).

          (h) Buyer shall hire within thirty (30) days after the Closing, at a minimum, such number of individuals employed by Sellers immediately prior to the Closing, in order to comply with WARN and to avoid, as a result of the Closing, a mass layoff under WARN. Buyer waives compliance with WARN and agrees to indemnify, hold harmless and defend each Seller from and against any and all claims, demands, suits, judgments, losses, damages, costs and/or attorney's fees relating to the Worker Adjustment and Retraining Notification Act, 29 U.S.C. ss.ss. 2101-2109.

     Section 9.05 Supplemental Disclosure. Sellers shall have the right from time to time prior to the Closing Date to supplement in writing the disclosure schedules hereto with respect to any matter hereafter arising that, if existing or known as of the date of this Agreement, would have been required to be set forth or described in the disclosure schedules hereto, provided, however, no such supplemental disclosure shall be deemed to cure any breach of any representation or warranty of Sellers made in this Agreement unless Buyer fails to object in writing to Sellers to any such supplemental disclosure within ten
(10) Business Days after Buyer's receipt thereof. In the event of Buyer's failure to object, any breach of any representation or warranty shall be deemed to be cured by such supplemental disclosure. Notwithstanding the foregoing, in the event that Buyer fails to notify Sellers in writing of any of Buyer's objections to title to the Real Property within the time period set forth in
Article X hereof, then (a) the Permitted Lien Schedule (referred to in the definition of Permitted Liens) shall be deemed automatically supplemented to include all exceptions to title shown in Buyer's title commitment and/or survey which were not so objected to, and (b) Buyer shall not have the right to object to such deemed supplemental disclosures.

     Section 9.06 Older Inventory Repurchase. On the Closing Date, Sellers shall deliver to Buyer a schedule of all Older Inventory and its carrying value on Sellers' balance sheet as of the Closing Date (for the purpose of this Section 9.06, the "carrying value"). "Older Inventory" consists of all of the inventory of Sellers which as of the Closing Date is one year old or more. During the one year period following the Closing, Buyer shall use commercially reasonable efforts to sell the Older Inventory at a price equal to the carrying value, provided, however, Buyer is not obligated to obtain such price and may accept the best available price for the Older Inventory. On the first anniversary of the Closing Date: (i) Buyer shall be entitled to receive, from Escrow No. 2, the difference between the carrying value and the actual price received by Buyer from sales of Older Inventory, and (ii) Sellers shall repurchase all of the Older Inventory that has not been sold by Buyer during such one year period. The purchase price for the Older Inventory shall be the carrying value.

     Section 9.07 Assistance. Following the Closing, Buyer will permit Sellers at reasonable times to access and copy records and consult with employees to the extent necessary to comply with the Pennsylvania bulk sales laws as contemplated by Section 9.10 hereof and to assist Sellers with respect to any claim made by a third party or Buyer against Sellers which relates to the Business or Purchased Assets. Sellers' shall pay all out-of-pocket expenses incurred by Buyer in connection with the foregoing, and at any time when Sellers consult with an employee in excess of seven (7) hours, Sellers shall further reimburse Buyer for each hour in excess of seven (7) hours at such employee's hourly rate.

     Section 9.08 Transfer of Health-Chem's and Transderm's Computer Files. For an eight month period following the Closing, Buyer will permit employees of Health-Chem and Transderm to access, at reasonable times, computer equipment and Software which is part of the Purchased Assets for the purpose of transferring such parties' files which are stored on such equipment.

     Section 9.09 Accounts Receivable. After the Closing, Buyer shall use commercially reasonable efforts to collect any outstanding accounts receivable included as part of the Purchased Assets and shall apply payments it collects on receivables of a customer (irrespective of whether such receivables arose before or after the Closing) against the oldest outstanding receivables of such customer, irrespective of whether the oldest receivables are contested by such customer. After the 180th day following the Closing Date, to the extent Buyer has not collected (or credited pursuant to the foregoing sentence) accounts receivable which were outstanding on Sellers' financials as of the Closing Date, Buyer may elect to have Sellers purchase such accounts receivables at a price equal to the amount at which they were carried on Sellers' financials as of the Closing Date, net of any reserves reflected in such financials.

     Section 9.10 Compliance with Bulk Sales Laws. Sellers and Buyer shall comply with all applicable requirements of the Pennsylvania Fiscal Code, as amended, relating to bulk transfers and shall comply with all applicable requirements of the bulk sales provision of the Pennsylvania Tax Reform Code of 1971, as amended, in connection with the transactions contemplated by this Agreement. Sellers shall indemnify Buyer from, and hold it harmless against, any liabilities, damages, costs and expenses resulting from or arising out of (i) Sellers' failure to comply with any of such laws with respect to the transactions contemplated by this Agreement, including any untimely filing by Sellers of a bulk sales notice as required by Pennsylvania law, or (ii) any action brought or levy made as a result of the Sellers' failure to comply with any of such laws, other than those liabilities which have been expressly assumed, on such terms as expressly assumed, by the Buyer pursuant to this Agreement. At the Closing each Seller shall deliver to the Buyer a request for a tax clearance certificate, fully authorized and executed by the Seller and in suitable form for purposes of filing with governmental authorities in accordance with Pennsylvania law. Within five calendar days of receipt of a tax clearance certificate in response to such request, a copy of the tax clearance certificate received shall be delivered by Sellers to Buyer.

     Section 9.11 HSR Act Filings. Buyer and Sellers shall use all reasonable efforts to file, within five (5) Business Days after the date of this Agreement, the filings required pursuant to the HSR Act. Sellers and Buyer shall coordinate and cooperate with each other in exchanging such information and supplying such reasonable assistance as may be reasonably requested by the other in connection with the filings contemplated by this Section 9.11.

                                    ARTICLE X
                       CONDITION OF TITLE TO REAL PROPERTY
                       -----------------------------------

     Title to the Real Property shall be fee simple title, insurable at regular rates by any reputable title company licensed to do business in the State of Pennsylvania, and shall be conveyed by Herculite to Buyer free and clear of all Liens, except the Permitted Liens. Buyer shall examine the title to the Real Property, inspect the Real Property and take any other actions Buyer deems reasonably necessary to determine the condition of title to the Real Property. Within thirty (30) days after the date hereof, Buyer shall provide Sellers with written notification of any objections to title, other than the Permitted Liens. If Buyer does not notify Sellers of any objections to title within said thirty
(30) day period, Buyer shall be deemed to have waived its rights to object to title defects or exceptions. If Buyer notifies Sellers of objections to title, then Sellers shall have the right to cure such objections. If Sellers elect not to cure the objections, Buyer shall have the option to elect to either (i) proceed with this Agreement, waive its objection to the title defect and purchase the Purchased Assets without abatement in the Cash Purchase Price, or (ii) terminate this Agreement. If Sellers elect to attempt to cure the title objection and are unable to cure the title objection within thirty (30) days after Buyer notifies Sellers of such title defect, Buyer shall have the right to either (y) waive its objection to the title defect and purchase the Purchased Assets without abatement in the Cash Purchase Price or (z) terminate this Agreement. Sellers shall not be required to bring any action or proceeding in order to cure any such objections and shall not be required to expend any money to cure any such objections, but the foregoing shall not permit Sellers to refuse to pay at the Closing, to the extent of the monies payable at the Closing, mortgages, deeds of trust or deeds to secure debt encumbering the Real Property of which Sellers have actual knowledge at Closing. Acceptance by Buyer at Closing of the Deed shall be deemed to fully discharge Sellers of their obligations as to the quality of title to the Real Property, except as otherwise set forth herein. Any encumbrance or other matter of record other than a lien shall be a Permitted Lien unless it would interfere with a continuation of the present use of the building on the Real Property.

                                   ARTICLE XI
               CONDITIONS PRECEDENT TO BUYER'S OBLIGATION TO CLOSE
               ---------------------------------------------------

     The obligations of Buyer under this Agreement with respect to the purchase and sale of the Purchased Assets shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any of which may be waived in writing by Buyer (provided that if any condition shall not have been satisfied due primarily to the actions or inaction of Buyer or any of its Affiliates that constitutes a breach of this Agreement, such condition shall be deemed to have been satisfied or waived by Buyer):

     Section 11.01 Accuracy of Representations and Warranties, Performance of this Agreement. All of the representations and warranties set forth in Sections 7.01, 7.02, 7.03, 7.04(a), 7.05, 7.06, 7.07, 7.08, 7.11 and 7.17 of this
Agreement (as supplemented pursuant to Section 9.05, to the extent such supplemental disclosures have not been objected to by Buyer pursuant to Section 9.05) shall be true and correct on the Closing Date. Sellers shall have materially complied with and performed all of the agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing. Buyer shall have been furnished with a certificate of an executive officer of Sellers, dated as of the Closing, certifying to the fulfillment of the foregoing conditions.

     Section 11.02 Resolutions. Sellers shall have delivered to Buyer copies of the resolutions of the Boards of Directors of Sellers authorizing the execution, delivery and performance of this Agreement by Sellers and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, duly certified by an officer of Sellers.

     Section 11.03 Incumbency Certificate. Buyer shall have received a certificate or certificates of any officer of Sellers, certifying as to the genuineness of the signatures of executive officers of Sellers authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such officers.

     Section 11.04 Consents. Sellers shall have delivered to Buyer the consents and approvals set forth on Schedule 7.02.

     Section 11.05 Deed; Assumption Agreement; Bill of Sale. Sellers shall have executed and delivered to Buyer the Deed, in substantially the form attached hereto as Exhibit B, the Bill of Sale in substantially the form attached hereto as Exhibit C and the Assumption Agreement in substantially the form attached hereto as Exhibit D.

     Section 11.06 Opinion of Counsel. Buyer shall have been furnished with an opinion of counsel to Sellers, dated as of the date of Closing and addressed to Buyer, in substantially the form of Exhibit G hereto.

     Section 11.07 Execution of Escrow Agreements. Contemporaneous with the Closing, Sellers and the Escrow Agent shall execute (i) to the extent required by Section 5.04, Escrow Agreement No. 1 and (ii) Escrow Agreement No. 2.

     Section 11.08 Execution of Non-Compete. Contemporaneous with the Closing, Sellers and Health-Chem, on behalf of themselves and their Affiliates, and Marvin M. Speiser and Robert D. Speiser, shall execute a Non-Compete Agreement substantially in the form attached as Exhibit H covenanting that they will not, within the United States and for a five (5) year period following the date of Closing, directly or indirectly compete with the activities in which Herculite or Hercon are now involved or in which they possess the ready capacity to be involved, except that Marvin M. Speiser, Robert D. Speiser, Transderm and Hercon Laboratories Corporation shall not be precluded from engaging in the development, manufacturing and/or marketing of pharmaceutical, personal care and cosmetic products.

     Section 11.09 Access Easement. Transderm currently owns certain real property (the "Transderm Property") adjacent to the Real Property. At Closing, Sellers shall cause Transderm to execute and deliver to Buyer an agreement substantially in the form of Exhibit I which provides an access easement with respect to portions of the Real Property.

     Section 11.10 Parking/Electricity/Water Agreement. At Closing, Sellers shall cause Transderm to execute and deliver to Buyer an agreement substantially in the form of Exhibit J.

     Section 11.11 HSR Act Requirements. All notifications required pursuant to the HSR Act, to carry out the transactions contemplated by this Agreement shall have been made, and the applicable waiting period and any extensions thereof shall have expired or been terminated, without the imposition of any material burden or condition on any party hereto.

     Section 11.12 Software. Buyer shall have obtained all licenses (by way of assignment or new licenses) required to use the Software, upon substantially the same terms and conditions as the licenses currently used by Sellers.

     Section 11.13 Physical Inventory. Sellers' shall have completed and delivered to Buyer a physical inventory as of a date reasonably prior to Closing, provided, that such date shall not be more than ten (10) days prior to Closing.

                                   ARTICLE XII
                             CONDITIONS PRECEDENT TO
                          SELLERS' OBLIGATION TO CLOSE
                          ----------------------------

     The obligations of Sellers under this Agreement with respect to the purchase and sale of the Purchased Assets shall be subject to the fulfillment at or prior to the Closing of each of the following conditions, any of which may be waived in writing by Sellers (provided that if any condition shall not have been satisfied due primarily to the actions or inaction of Sellers or any of their Affiliates that constitutes a breach of this Agreement, such condition shall be deemed to have been satisfied or waived by Sellers):

     Section 12.01 Accuracy of Representation and Warranties Performance of this Agreement. All of the representations and warranties by Buyer contained in this agreement shall be true and correct at and as of the Closing. Buyer shall have complied with and performed all of the agreements and covenants required by this Agreement to be performed and complied with by it on or prior to the Closing. Sellers shall have been furnished with a certificate of an executive officer of Buyer, dated as of the Closing; certifying to the fulfillment of the foregoing conditions.

     Section 12.02 Directors' Resolutions. Buyer shall have delivered to Sellers copies of the resolutions of its board of directors authorizing the execution of this Agreement and all instruments and documents to be delivered in connection herewith and the transactions contemplated hereby, duly certified by an authorized officer of Buyer.

     Section 12.03 Incumbency Certificate. Sellers shall have received a certificate of a secretary of Buyer, certifying as to the genuineness of the signatures of representatives of Buyer authorized to take certain actions or execute any certificate, document, instrument or agreement to be delivered pursuant to this Agreement, which incumbency certificate shall include the true signatures of such representatives.

     Section 12.04 Consents. Sellers shall have obtained the consents and approvals set forth on Schedule 7.02.

     Section 12.05 Assumption Agreement. Buyer shall have executed and delivered to Sellers the Assumption Agreement in substantially the form attached hereto as Exhibit D.

     Section 12.06 Parking/Electricity/Water Agreement. Buyer shall execute and deliver to Transderm an agreement substantially in the form of Exhibit J.

     Section 12.07 Access Easement. Buyer shall execute and deliver to Transderm an agreement substantially in the form of Exhibit I which provides an access easement with respect to portions of the Real Property.

     Section 12.08 Execution of Escrow Agreements. Contemporaneous with the Closing Buyer and the applicable Escrow Agent shall execute (i) to the extent required by Section 5.04, Escrow Agreement No. 1 and (ii) Escrow Agreement No. 2.

     Section 12.09 Supplemental Disclosure Objections. Sellers' shall not have received any objections from Buyer pursuant to Section 9.05.

     Section 12.10 Payment of Cash Purchase Price. Buyer shall have paid the Cash Purchase Price to Sellers in accordance with the terms of this Agreement.

     Section 12.11 Opinion of Counsel. Sellers shall have been furnished with an opinion of counsel to Buyer, dated as of the date of Closing and addressed to Sellers, in substantially the form of Exhibit K hereto.

     Section 12.12 HSR Act Requirements. All notifications required pursuant to the HSR Act, to carry out the transactions contemplated by this Agreement shall have been made, and the applicable waiting period and any extensions thereof shall have expired or been terminated, without the imposition of any material burden or condition on any party hereto.

     Section 12.13 Software License. Health-Chem and Transderm shall have received a one (1) year license to use the Software (either through a sub-license from Buyer or a new license from the owner of the Software).

                                  ARTICLE XIII
                          CASUALTY LOSSES; CONDEMNATION
                          -----------------------------

     Section 13.01 Casualty. (a) In the event that there shall have been suffered between the date hereof and the Closing, any casualty loss relating to the Purchased Assets or the Business, Sellers will promptly notify Buyer of such event. If such casualty does not result in an inability to continue the operation of the Business with substantially the same productivity as prior to the casualty, Buyer shall close this transaction in accordance with the terms of this Agreement and Sellers' shall at Closing assign to Buyer the right to receive all insurance proceeds payable as a result of such casualty. If the consequence of such casualty is an inability to continue the operation of the Business with substantially the same productivity as prior to the casualty, at Buyer's option (i) the parties shall close this transaction in accordance with the terms of this Agreement and Sellers shall assign to Buyer the right to receive all insurance proceeds payable as a result of such casualty or (ii) the parties shall terminate this Agreement and there shall be thereafter no further liability between the parties with respect to the terms of this Agreement. To the extent the amount of the insurance proceeds received by Buyer after its exhaustion of all remedies under applicable insurance policies is insufficient to cover the costs of restorations made in a reasonable manner, Sellers shall pay for the amount of the restoration costs in excess of the amount of the insurance proceeds.

     Section 13.02 Condemnation. In the event of a partial taking of the Real Property by condemnation or other exercise of the right of eminent domain before Closing, Buyer shall purchase the Purchased Assets without abatement in the Cash Purchase Price and Sellers shall assign to Buyer at Closing all of Sellers' right, title and interest in and to all awards made in respect of such taking. In the event of a total taking of the Real Property by condemnation or other exercise of the right of eminent domain before Closing, this Agreement shall automatically terminate and the parties hereto shall have no further rights or obligations hereunder.

                                   ARTICLE XIV
                                 INDEMNIFICATION
                                 ---------------

     Section 14.01 Survival. The representations, warranties, covenants, and agreements made in this Agreement and in any agreement or instrument executed and delivered in connection with this Agreement shall survive the Closing for a period of eighteen (18) months, except as specifically provided to the contrary in Article VII.

     Section 14.02 Indemnification by Sellers. Sellers, jointly and severally, agree to indemnify and to hold Buyer and its shareholders, officers, directors, employees, representatives and agents harmless from and against and in respect of any losses, damages, costs, expenses (including costs of investigations and reasonable attorneys' fees), suits, demands and judgments (collectively, "Losses") suffered or incurred by them arising from or related to:

          (a) Any misrepresentation on the part of Sellers or either of them set forth in this Agreement, the Deed, the Bill of Sale, the Assumption Agreement or in any closing certificate delivered by Sellers to Buyer pursuant to Article XI hereof (except to the extent that Buyer is covered by insurance with respect thereto); and

          (b) All reasonable costs and expenses (including reasonable attorneys' fees) incurred by Buyer in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters Buyer is indemnified against by Sellers in this Agreement.

     Section 14.03 Indemnification by Buyer. Buyer agrees to indemnify and to hold Sellers and their shareholders, officers, directors, employees, representatives and agents harmless from and against and in respect of any Losses suffered or incurred by them arising from or related to:

          (a) All liabilities, including all claims and demands relating to or arising from Buyer's ownership, operation or control of the Purchased Assets after the Closing and Buyer's assumption of the Assumed Liabilities and operation by Buyer of the Business;

          (b) Any misrepresentation on the part of Buyer under this Agreement, the Assumption Agreement or in any closing certificate delivered by Buyer to Sellers pursuant to Article XII hereof (except to the extent that Sellers are covered by insurance with respect thereto); and

          (c) All reasonable costs and expenses (including reasonable attorneys' fees) incurred by Sellers in connection with any action, suit, proceeding, demand, assessment or judgment incident to any of the matters Sellers are indemnified against by Buyer in this Agreement.

     Section 14.04 Escrow. To partially secure the indemnification provisions of Section 14.02, at Closing, Sellers shall execute Escrow Agreement No. 2, but in no event shall Sellers be required by reason of this Section 14.04 to increase Escrow Amount No. 2 required by Section 5.06(a).

     Section 14.05 Notice of Claims; Defense of Third Party. A party claiming indemnification under this Article XIV (the "Asserting Party") must promptly notify (in writing and in reasonable detail) the party from which indemnification is sought (the "Defending Party") of the nature and basis of such claim for indemnification not later than eighteen (18) months after the Closing Date (the "Termination Date") or such party shall lose its rights to such indemnification. In the event that any legal proceedings, shall be instituted or that any Third Party Claim (defined below) or demand shall be asserted by any Person in respect of which indemnity may be sought under Section
14.02 or 14.03, the Asserting Party shall reasonably and promptly cause written notice of the assertion of any Third Party Claim of which it has knowledge which is subject to such indemnity to be forwarded to the Defending Party, provided, however, that the failure to notify the Defending Party shall not affect the Defending Party's obligation hereunder except to the extent of actual prejudice. If such claim relates to a claim, suit, litigation or other action by a third party against the Asserting Party or any fixed or contingent liability to a third party (a "Third Party Claim"), the Defending Party may elect to assume and control the defense of the Third Party Claim at its own expense with counsel selected by the Defending Party from and after such time as the Defending Party unconditionally agrees in writing to accept, as against the Asserting Party, all liabilities on account of such Third Party Claim. Assumption of such liability, as against the Asserting Party, shall not be deemed an admission of liability as against any such third party. Notwithstanding the foregoing, the Defending Party may not assume or control the defense if the named parties to the Third Party Claim (including any impleaded parties) include both the Defending Party and the Asserting Party and representation of both parties by the same counsel (in such counsel's reasonable determination) would be inappropriate due to actual or potential differing interests between them, in which case the Asserting Party shall have the right to defend the Third Party Claim and to employ counsel reasonably approved by the Defending Party, and to the extent the matter is determined to be subject to indemnification hereunder, the Defending Party shall reimburse the Asserting Party for the reasonable costs of its counsel. If the Defending Party assumes liability for the Third Party Claim as against the Asserting Party and assumes the defense and control of the Third Party Claim pursuant to this Section 14.05, the Defending Party shall not be liable for any fees and expenses of counsel for the Asserting Party incurred thereafter in connection with the Third Party Claim (except in the case of actual or potential differing interests, as provided in the preceding sentence), but shall not agree to any settlement of such Third Party Claim which does not include an unconditioned release of the Asserting Party by the third party claimant on account thereof, provided that such requirement shall be deemed waived to the extent that the Asserting Party does not undertake to provide and promptly execute and, concurrently with the delivery of any such release, deliver a corresponding release of the third party claimant with respect to such Third Party Claim. If the Defending Party does not assume liability for and the defense of the Third Party claim pursuant to this Section 14.05, the Asserting Party shall have the right (i) to control the defense thereof, and (ii) if the Asserting Party shall have notified the Defending Party of the Asserting Party's intention to negotiate a settlement of the Third Party Claim (at the Defending Party's expense to the extent the matter is determined to be subject to indemnification hereunder), which notice shall include the material terms of any proposed settlement in reasonable detail, to settle the Third Party Claim (at the Defending Party's expense to the extent the matter is determined to be subject to indemnification hereunder) on terms not materially inconsistent with those set forth in such notice, unless the Defending Party shall have notified the Asserting Party in writing of the Defending Party's election to assume liability for and the defense of the Third Party Claim pursuant to this Section
14.05 within ten (10) Business Days after receipt of such notice, and the Defending Party promptly thereafter shall have taken appropriate action to implement such defense. The Asserting Party shall not be entitled to settle any such Third Party Claim pursuant to the preceding sentence unless such settlement includes an unconditional release of the Defending Party by the third party claimant on account thereof, provided that such requirements shall be deemed waived to the extent that the Defending Party does not undertake to provide and promptly execute and, concurrently with delivery of any such release, deliver a corresponding release of the third party claimant with respect to such Third Party Claim. The Asserting Party and the Defending Party shall use all reasonable efforts to cooperate fully with respect to the defense and settlement of any Third Party Claim covered by this Article XIV.

     Section 14.06 Limitations. The obligations of Sellers to indemnify Buyer pursuant to this Article XIV shall be subject to the following limitations:

          (a) No indemnification shall be required to be made unless the aggregate amount of Buyer's Losses exceeds Two Hundred Fifty Thousand Dollars ($250,000) minus the Non-Excess Damage (the "Deductible"), and then indemnification shall only be required to be made to the extent of Buyer's Losses that exceeds the Deductible.

          (b) No indemnification shall be required to be made for any Buyer's Losses that exceed $5,000,000.

          (c)  No indemnification shall be required to be made under Section
14.02 of this Agreement to the extent Buyer (or any of Buyer's officers, directors, or legal or financial advisors) had actual knowledge of any fact, information, circumstance or event that would constitute or support a claim that
(i) Sellers misrepresented to Buyer any fact or information covered by any representation contained in this Agreement, or any of the agreements, documents or instruments contemplated by this Agreement, or (ii) Sellers breached or, with the passage of time, would reasonably be expected to breach, any of their warranties or failed or, with the passage of time, would reasonably be expected to fail to fulfill any of their agreements or covenants contained in this Agreement, or in any of the agreements, documents, or instruments contemplated by this Agreement.

          (d) The indemnification obligation of a Defending Party shall be reduced so as to give effect to any net reduction in federal, state, local or foreign income or franchise tax liability realized at any time by the Asserting Party in connection with the satisfaction by the Defending Party of a claim with respect to which indemnification is sought hereunder. The indemnification obligation of a Defending Party shall also be reduced to the extent of any available insurance proceeds received by the indemnified party, provided, however that such reduction shall not be effective until the Asserting Party has realized the benefit of any such tax reduction or has received any such insurance proceeds. The Defending Party shall pay its indemnification obligations as and when required by this Article XIV and the Asserting Party shall refund to the Defending Party any such amounts determined to be in excess of the Defending Party's obligations due to reductions pursuant to this Section 14.06(d). Additionally, the Asserting Party shall refund promptly to the Defending Party any amount of the Asserting Party's Losses that are subsequently recovered by the Asserting Party pursuant to a settlement or otherwise.

          (e) No indemnification shall be required to be made for any notification (in accordance with the first sentence of Section 14.05 hereof) received after the Termination Date.

          (f) From and after the Closing Date, the indemnification rights contained in this Article XIV shall constitute the sole and exclusive remedies of the parties hereunder and shall supersede and displace all other rights that either party may have under statute or common law.

                                   ARTICLE XV
                       CONFIDENTIALITY AND PRESS RELEASES
                       ----------------------------------

     Section 15.01 Confidentiality. Each party (in such capacity, a "Recipient Party") shall hold in strict confidence all documents and information concerning the other (in such capacity, a "Disclosing Party") and its business and properties and, if the transaction contemplated hereby should not be consummated, such confidence shall be maintained, and all such documents and information shall immediately thereafter be returned to the Disclosing Party. In furtherance of the foregoing, except with the express prior written consent of the Disclosing Party, the Recipient Party shall not, directly or indirectly, disclose, disseminate, publish, reproduce, retain, use (for its benefit or for the benefit of others) or otherwise make available in any manner whatsoever, any such documents or obligation to anyone except as provided in
Section 15.03. If the Recipient Party breaches, or threatens to commit a breach of, any of the provisions of this Article XV, the Disclosing Party shall have the right (in addition to any other rights and remedies available at law or in equity) to equitable relief (including injunctions) against such breach or threatened breach, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable harm to the Disclosing Party and that money damages would not be an adequate remedy.

     Section 15.02 Press Releases. The Buyer, Sellers and Health-Chem shall be permitted to issue one or more press releases with respect to the transactions contemplated by this Agreement. Buyer and Sellers shall each furnish to the other, one business day in advance, copies of any contemplated release which it proposes to make public concerning this Agreement or the transactions contemplated hereby and the date upon which Buyer or Sellers, as the case may be, propose to make such press release. Sellers agree that Susquehanna Capital will not be named in any press release.

     Section 15.03 Certain Disclosures. Sellers, Buyer and their respective Affiliates are permitted to disclose the terms of this transaction, including, without limitation, the amount of the Base Price, subject to adjustment, payable in cash, and the estimated date of Closing, a description of the conditions to Closing and the name of Buyer and its Affiliates, as follows: (i) to the extent required by law (including, without limitation, filing the Agreement if required under securities laws); (ii) if, in the opinion of such party's counsel, disclosure should be made, and (iii) to such party's investors, partners, accountants, auditors, attorneys, institutional lenders, bondholders, creditors, parent company and broker/dealers. Notwithstanding anything to the contrary set forth herein, this Agreement may be filed by Sellers and/or Health-Chem with the Securities and Exchange Commission and may be provided by Health-Chem to its indenture trustee, debenture holders, its senior bank lenders and any prospective lenders.

                                   ARTICLE XVI
                                    GUARANTY
                                    --------

     Section 16.01 Guaranty. Susquehanna Capital (the "Guarantor"), hereby absolutely, unconditionally and irrevocably guarantees to Sellers and their Affiliates, the due and punctual performance and observance by Buyer of each of the terms, covenants and obligations to be performed or observed by Buyer under this Agreement which are required to consummate the Closing on the Closing Date including, without limitation, payment of the Cash Purchase Price (the "Guaranteed Obligations"), and agrees that to the extent Buyer fails to perform or observe such terms, covenants or obligations, it shall be liable for payment and performance as if it were the direct and primary obligor. Additionally, Guarantor agrees to pay on demand any and all expenses (including counsel fees and expenses) which may be paid or incurred by Sellers in enforcing the aforesaid obligations of Guarantor under this Article XVI. Notwithstanding anything to the contrary set forth herein, upon the successful consummation of the Closing by Buyer, Susquehanna Capital shall have no further obligation as Guarantor.

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


     Section 16.02  Guarantor's Obligations Unconditional; Continuation.

          (a) The obligations and liabilities of Guarantor hereunder shall be absolute and unconditional irrespective of any change in the time, manner or place of performance of all or any of the Guaranteed Obligations, or any other amendment or waiver of or consent to any departure from this Agreement or any other documents or instruments executed in connection herewith.

          (b) Guarantor's obligations hereunder, shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment, or any part thereof, in respect of any of the Guaranteed Obligations is rescinded or must otherwise be returned by Sellers upon the insol vency, bankruptcy, dissolution, liquidation or reorganization of Buyer or Guarantor or otherwise, all as though such payment had not been made.

          (c) The obligations and liabilities of Guarantor hereunder shall not be conditioned or contingent upon the pursuit by Sellers of any right or remedy against Buyer.

     Section 16.03 Waivers. Guarantor hereby waives promptness, diligence and any other notice with respect to any of the Guaranteed Obligations and Guarantor's obligations under this Agreement, and any requirement that any Seller exhaust any right or take any action against Buyer or any other Person.

                                  ARTICLE XVII
                                   TERMINATION
                                   -----------

     Section 17.01 Events of Termination. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated by written notice of termination at any time before the Closing Date only as follows:

          (a)  by mutual consent of Sellers and Buyer;

          (b) by Buyer if customers whose purchases represent three percent (3%) or more, either individually or in the aggregate, of annual sales for the fiscal year ended December 31, 1998 have given written or oral notice of their intention no longer to purchase Sellers' products;

          (c)  by Buyer if the condition precedent in the first sentence of
Section 11.01 is not satisfied with respect to the representations and warranties set forth in Section 7.01, 7.02, 7.03, 7.04(a), 7.05, 7.06, 7.07,
7.08, 7.11 or 7.17;

          (d)  by Buyer if any condition precedent in Section 11.02 through
Section 11.13, both inclusive, is not satisfied;

          (e)  by Sellers if any condition precedent in Section 12.01 through
Section 12.12, both inclusive, is not satisfied;

          (f)  by Sellers if the Closing has not occurred by September 15, 1999;

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


          (g) by Buyer if Sellers are unable to deliver title to the Real Property in accordance with the provisions of Article X; and

          (h)  in accordance with the provisions of Article XIII.

     Section 17.02 Termination. In the event of the termination hereof pursuant to the provisions of Section 17.01, this Agreement shall become void and have no effect, without any liability on the part of any of the parties or their shareholders, directors, officers, employees, representatives or agents in respect of this Agreement.

                                  ARTICLE XVIII
                                  BROKER'S FEES
                                  -------------

     Each party represents and warrants to the other that it shall be solely responsible for the payment of any fee or commission due to any investment banker, agent, finder or broker it has engaged with respect to this transaction and the other party hereto shall be indemnified for any liability with respect thereto pursuant to Article XIV hereof, without regard to the provisions of
Section 14.05. To the extent there is a conflict between this Article XVIII and
Section 7.11 or Section 8.04, Sections 7.11 and 8.04 shall govern.

                                   ARTICLE XIX
                          DEFINITIONS AND CONSTRUCTION
                          ----------------------------

     As used herein, the following capitalized terms have the meanings set forth next to their names:

          "Affiliate" of a Person means any other Person which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person. The term "control" (including, with correlative meaning, the terms "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to elect a majority of the board of directors or to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or other ownership interests, by Contract, family relationship or otherwise and, in any event and without limitation of the foregoing, any Person owning 10% or more of the voting securities or other ownership interests of another Person shall be deemed to control that Person.

          "Agreement" means this Asset Purchase Agreement and all schedules and exhibits hereto, as the same may be amended, modified, supplemented or restated in accordance with the terms hereof from time to time.

          "Asserting Party" has the meaning set forth in Section 14.05.

          "Assumed Contracts" has the meaning set forth in Section 3.01.

          "Assumed Liabilities" has the meaning set forth in Section 3.01.

          "Assumption Agreement" has the meaning set forth in Section 4.02.

          "Base Price" has the meaning set forth in Section 5.01.

          "Bill of Sale" has the meaning set forth in Section 4.01.

          "Business Day" means any calendar day which is not a Saturday, Sunday or public holiday under the laws of the Commonwealth of Pennsylvania.

          "Buyer's Estimate" has the meaning set forth in Section 5.04(d).

          "Buyer's List" has the meaning set forth in Section 9.05(a).

          "Cash Purchase Price" has the meaning set forth in Section 5.01.

          "Closing" has the meaning set forth in Article VI.

          "Closing Date" has the meaning set forth in Article VI.

          "Code" means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder or with respect thereto.

          "Contract" means any written or oral contract, agreement, arrangement, permit, authorization, license, lease, right of way, easement, or other commitment that is binding on any Person or its property.

          "Controlled Group Member" means any trade or business (whether or not incorporated) which is aggregated with Sellers pursuant to sections 414(b), (c),
(in) or (o) of the Code.

          "Copyrights" means registered copyrights, copyright applications and unregistered copyrights.

          "Current Liabilities" has the meaning set forth in Section 3.01.

          "Current Purchased Assets" has the meaning set forth in Section
5.04(a).

          "Deductible" has the meaning set forth in Section 14.06(a).

          "Defending Party" has the meaning set forth in Section 14.05.

          "Deed" has the meaning set forth in Section 4.01.

          "Disclosing Party" has the meaning set forth in Section 15.01.

          "Employee Benefit Plan" means an "employee benefit plan" within the meaning of section 3(3) of ERISA maintained by either Seller or a Controlled Group Member in which the employees identified in Schedule 7.08 participate or are eligible to participate.

          "Environmental Laws" means all federal, state and local laws and regulations relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"), 42 U.S.C.A. ss.ss. 9601 et seq., the Resource Conservation and Recovery Act ("RCRA"), 42 U.S.C.A. ss.ss. 6901 et seq., the Clean Water Act, 33 U.S.C.A. ss.ss. 1251 et seq., the Clean Air Act 42 U.S.C.A. ss.ss. 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. ss. 2601 et seq., and laws and regulations relating to emissions, spills, leaks, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, possession, distribution, use, treatment, storage, disposal, presence, transport or handling Materials of Environmental Concern.

          "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

          "Escrow Agent" means Rhoads & Sinon LLP.

          "Escrow Agreement No. 1" has the meaning specified in Section 5.04(d).

          "Escrow Agreement No. 2" has the meaning set forth in Section 5.06.

          "Escrow Amount No. 2" has the meaning set forth in Section 5.06.

          "Estimate Difference" has the meaning set forth in Section 5.04(d).

          "Excluded Assets" has the meaning set forth in Section 2.02.

          "Excluded Liabilities" means those liabilities set forth on Schedule
3.02 hereto.

          "Financial Statements" has the meaning set forth in Section 7.10(a).

          "Financial Statement Date" has the meaning set forth in Section
7.10(a).

          "GAAP" means generally accepted accounting principles consistently applied, as applied in the United States of America.

          "Governmental Entity" means any government, or political subdivision thereof, court, arbitral tribunal, administrative agency, tribunal or commission or any other governmental or regulatory body, instrumentality or authority, whether domestic (federal, state or local) or foreign.

          "Guaranteed Obligations" has the meaning set forth in Section 16.01.

          "Guarantor" has the meaning set forth in Section 16.01.

          "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

          "Independent Accountants" has the meaning set forth in Section 5.06.

          "Intellectual Property" means collectively, (a) all inventions and processes (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents, (b) all Trademarks, logos, trade names, fictitious names, brand names, brand marks and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all Copyrights, and all applications, registrations, and renewals in connection therewith, and (d) all intellectual property owned by Health-Chem or its Affiliates and licensed to either of the Sellers.

          "Intellectual Property License" has the meaning set forth in Section 7.12.

          "Known" or "to the knowledge" or "to the best knowledge" or words of similar import, unless preceded by the word "actual", mean, with respect to any Person, the actual or "constructive knowledge" of such Person, and if applicable, its executive officers and directors. "Constructive knowledge" means knowledge that a reasonable person could acquire by an exercise of due inquiry.

          "Licensed Intellectual Property" has the meaning set forth in Section 7.12.

          "Lien" means any security interest, lien (including tax liens), pledge or encumbrance of any kind.

          "Losses" has the meaning set forth in Section 14.02.

          "Material Contracts" has the meaning set forth in Section 7.05.

          "Materials of Environmental Concern" means any toxic, reactive, corrosive, carcinogenic, flammable or hazardous pollutant or other substance that is the subject of regulation under Environmental Laws, including, but not limited to, any "hazardous substance," or "hazardous waste," as defined in Environmental Laws, petroleum and petroleum products, natural gas or synthetic gas, material that is a source, special nuclear or by-product material, as defined by the Atomic Energy Act of 1954, 42 U.S.C.A. ss. ss. 3011 et seq., and the regulations promulgated thereto and "hazardous chemical," as defined in 29 C.F.R. Part 1910.

          "Net Operating Assets" has the meaning set forth in Section 5.04(a).

          "Net Operating Assets Adjustment" has the meaning set forth in Section 5.04(b).

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


          "Non-Excess Damage" has the meaning set forth in Section 5.04(c).

          "Older Inventory" has the meaning set forth in Section 9.06.

          "Owned Intellectual Property" has the meaning as set forth in Section 7.12.

          "Patents" means all letters patent and pending applications for patents of the United States and all countries foreign thereto, including regional patents, certificates of invention and utility models, rights of license or otherwise to or under letters patent, certificates of intention and utility models which have been opened for public inspection and all reissues, divisions, continuations and extensions thereof.

          "Permitted Liens" means, except as otherwise specifically provided in this Agreement, (i) any lien or other encumbrance for Sellers' taxes and assessments, not yet past due or otherwise being contested in good faith and for which appropriate reserves pursuant to GAAP have been established to the extent taken into account in the Net Operating Assets Adjustment, (ii) any lien or other encumbrance arising out of deposits made to secure leases or other obligations of a like nature arising in the ordinary course of business, (iii) any lien or other encumbrance provided for in any contract listed on the disclosure schedules hereto and not related to any indebtedness for borrowed money, (iv) any lien for the purchase or lease of Sellers' equipment in the ordinary course of business, and (v) any lien or other encumbrance set forth on the Permitted Lien Schedule hereto, and (vi) any other matter of record that does not constitute a lien.

          "Person" means any natural person, a sole proprietorship, a corporation, a partnership, a joint venture, a limited liability company, a limited liability partnership, an association, a trust, or any other entity or organization, including a Governmental Entity.

          "Projected Net Operating Assets" has the meaning set forth in Section 5.04(b).

          "Purchased Assets" has the meaning set forth in Section 2.01.

          "Purchased Contracts" has the meaning set forth in Section 2.01.

          "Purchase Price" means the Cash Purchase Price plus the Assumed Liabilities.

          "Recipient Party" has the meaning set forth in Section 15.01.

          "Real Property" has the meaning set forth in Section 2.01.

          "Sellers' Estimate" has the meaning set forth in Section 5.05(c).

          "Software" has the meaning set forth in Section 2.01.

          "Taxes" means all taxes, charges, fees, levies or other assessments, including but not limited to all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise,

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


profits, withholding, payroll, employment, social security, unemployment, excise, estimated, stamp, occupation, property or other taxes, customs, duties, fees, assessments or charges of any kind whatsoever, including all interest and penalties thereon, and additions to tax or additional amounts imposed by any taxing authority, domestic or foreign upon a Person or any of its properties.

          "Termination Date" has the meaning set forth in Section 14.05.

          "Third Party Claim" has the meaning set forth in Section 14.05.

          "Trademarks" means registered trademarks, registered service marks, trademark and service mark applications and unregistered trademarks and service marks.

          "Transderm" has the meaning set forth in Section 2.01.

          "Transferred Employees" has the meaning set forth in Section 9.05(a).

Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms "hereof," "herein," "hereby," and derivative or similar words refer to this entire Agreement; and (iv) the terms "Article," "Section" or "Schedule" refer to the specified Article, Section or Schedule of this Agreement. Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

                                   ARTICLE XX
                                  MISCELLANEOUS
                                  -------------

     Section 20.01  Additional Instruments of Transfer.

          (a) From time to time after the Closing, each party shall, if requested by another party, make, execute and deliver such additional assignments, bills of sale, and other instruments, as may be reasonably necessary or proper to carry out the specific provisions of this Agreement, including transfer to Buyer of all of Sellers' right, title and interest in and to the Purchased Assets. Such efforts and assistance shall be at the cost of the requesting party.

          (b) Anything in this Agreement to the contrary notwithstanding, Sellers are not obliged to sell, assign, transfer or convey to Buyer any Purchased Asset without first obtaining all necessary material consents and approvals. To the extent any of the approvals or consents listed on Schedule
7.02 have not been obtained by Sellers, as of the Closing Date and Buyer elects to proceed with the Closing, Sellers shall use all commercially reasonable efforts to (i) obtain the consent of any such third party; (ii) cooperate with Buyer in any reasonable and lawful arrangements designed to provide the benefits (including, without limitation, the payment to Buyer of any monies received by Sellers in connection therewith) of such Purchased Asset to Buyer so long as Buyer performs all obligations with respect to the Purchased Asset (including the payment of all expenses in connection therewith); and (iii) enforce, at the request of Buyer and at the expense and for the account of Buyer, any rights of Sellers arising from such Purchased Asset, provided, however, that neither Buyer nor

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


Sellers shall be obligated to pay any consideration or other sums (except for filing fees and other ordinary administrative charges and except as set forth above) to the third party from whom such approval or consent is requested.

     Section 20.02 Entire Agreement. This Agreement, together with any exhibits and other collateral agreements and documents required to be executed and delivered pursuant hereto, constitutes the entire understanding and agreement among the parties with respect to the subject matter contained herein and supersedes any prior understandings and agreements (whether written or oral) among them respecting such subject matter. The exhibits and schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

     Section 20.03 Headings. The headings in this Agreement (and the Table of Contents) are for convenience of reference only and shall not affect its interpretation.

     Section 20.04 Severability. It is the desire and intent of the parties that the provisions of this Agreement be enforced to the fullest extent permissible. Accordingly, in the event that any provision of this Agreement is held illegal, invalid, prohibited or unenforceable for any reason, such illegality, invalidity, or unenforceability will not affect any other provision hereof, and this Agreement shall be deemed modified to the extent necessary to render enforceable the remaining provisions hereof. Notwithstanding the foregoing, if such provision could be more narrowly interpreted so as not to be illegal, invalid, prohibited or unenforceable, without invalidating the remaining provisions of this Agreement, it shall be so narrowly interpreted.

     Section 20.05 Notices. All notices, requests, demands, waivers, consents, approvals or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given and received when (i) delivered by hand, (ii) sent by facsimile transmission (provided, that a confirmation copy is sent by Federal Express or another recognized overnight courier service) or (iii) sent by Federal Express or another recognized overnight courier service, to the respective parties addresses or facsimile numbers set forth below (or at such other address for a party as shall be specified in a notice given in accordance with this Section 20.05):

          If to Buyer, to:

          Aberdeen Road Company
          c/o 3300 Board Road
          York, PA 17402
          Attention:  Lucy E. Kniseley
          Facsimile:  (717) 764-2682

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


          with a copy to:

          Rhoads & Sinon LLP
          One South Market Square
          Harrisburg, PA 17108
          Attention:  John P. Manbeck, Esquire
          Facsimile:  (717) 231-6694

          If to Sellers, to:

          Herculite Products, Inc.
          Hercon Environmental Corporation
          c/o Health-Chem Corporation
          460 Park Avenue
          New York, New York 10022
          Attention:  Mr. Marvin M. Speiser, President
          Facsimile:  (212) 751-5653

          with a copy to:

          Kronish Lieb Weiner & Hellman LLP
          1114 Avenue of the Americas
          New York, New York 10036-7798
          Attention:  Richard Lieb, Esq.
                      or Andrea Bromfeld, Esq.
          Facsimile:  (212) 479-6275

          with another copy to:

          Bruce Schloss, Esq.
          c/o Health-Chem Corporation
          460 Park Avenue
          New York, New York 10022
          Facsimile:  (212) 751-5653

Notice of any change in any such address shall also be given in the manner set forth above. Whenever the giving of notice is required, the giving of such notice may be waived by the party entitled to receive such notice.

     Section 20.06 Consents. All consents required to be given pursuant to the terms of this Agreement shall be written consents.

     Section 20.07 Transfer Taxes. All use, sales and transfer taxes, if any, imposed by any Governmental Entity in connection with the sale and delivery of the Purchased Assets acquired by Buyer under this Agreement shall be paid 50% by Buyer and 50% by Sellers.

     Section 20.08 HSR Act and other Governmental Filing Fees. The filing fees required to be paid pursuant to the HSR Act and to other governmental agencies in connection with the transfer of the Purchased Assets shall be paid 50% by Buyer and 50% by Sellers.

     Section 20.09 Collection Procedures. From and after the Closing, Buyer shall have the right and authority, at its expense, to collect for its account all items to which it is entitled as provided in this Agreement and to endorse with the names of Sellers any checks or drafts received on account of any such items except for those items which are Excluded Assets, which shall be delivered forthwith to Sellers.

     Section 20.10 Waiver. The failure of any party to insist upon strict performance of any of the terms or conditions of this Agreement will not constitute a waiver of any of its rights hereunder. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

     Section 20.11 Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties, provided, that Buyer may assign its interest under this Agreement to an Affiliate of Susquehanna Capital, but such assignment shall not limit the obligations of Buyer or Susquehanna Capital under this Agreement. Furthermore, to the extent amounts payable to Sellers pursuant hereto may be subject to a presently existing security agreement, such assignment may continue.

     Section 20.12 Successors and Assigns. This Agreement, together with any exhibits and other collateral documents required to be executed and delivered pursuant hereto, shall be binding upon and inure to the benefit of the parties hereto, their successors and permitted assigns.

     Section 20.13 Governing Law. Any and all issues arising out of or with respect to Sections 7.01 and 7.02 of this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflicting provision or rule (whether of the State of New York or any other jurisdiction) that would cause the laws of any jurisdiction other than the State of New York to be applied. With respect to all other matters, this Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without giving effect to any choice of law or conflicting provision or rule (whether of the Commonwealth of Pennsylvania or any other jurisdiction) that would cause the laws of any jurisdiction other than the Commonwealth of Pennsylvania to be applied. In furtherance of the foregoing, the internal law of the Commonwealth of Pennsylvania will control the interpretation and construction of this Agreement, even if under such jurisdiction's choice of law or conflict of law analysis, the substantive law of some other jurisdiction would ordinarily apply. Any legal action or proceeding with respect to this Agreement should be brought exclusively in the courts of the Commonwealth of Pennsylvania or of the United States that are located in York County, Pennsylvania and, by execution and delivery of this Agreement, each party hereto hereby irrevocably accepts for itself and in respect of its property and assets, generally and unconditionally the jurisdiction of the aforesaid state and federal courts in York County, Pennsylvania.

     Section 20.14 No Third Party Beneficiaries. Except as specifically provided in this Agreement, nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns any rights or remedies under or by reason of this Agreement.

     Section 20.15 Construction. The language used in this Agreement has been chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

     Section 20.16 Time of the Essence. Time is of the essence to this Agreement.

     Section 20.17 Amendments. This Agreement may be amended or supplemented only by a written instrument duly executed by the party or parties to be charged therewith.

     Section 20.18 Counterparts. This Agreement may be executed in any number of counterparts and any party hereto may execute any such counterpart, each of which when executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. The execution of this Agreement by any party hereto will not become effective until counterparts hereof have been executed by all the parties hereto. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

                           [Intentionally left blank.]

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


     Section 20.19 Facsimile Signatures. This Agreement may be executed by facsimile signature which shall be deemed to be an original for all purposes.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


HERCULITE PRODUCTS, INC.


By:/s/ Marvin M. Speiser
   -----------------------------------
   Name:  Marvin M. Speiser
   Title: Chairman of the Board


HERCON ENVIRONMENTAL CORPORATION


By:/s/ Robert D. Speiser
   -----------------------------------
   Name:  Robert D. Speiser
   Title: Executive Vice President


ABERDEEN ROAD COMPANY


By:/s/ Lucy E. Kniseley
   -----------------------------------
   Name:  Lucy E. Kniseley
   Title: President

     Health-Chem Corporation and HS Protective Fabrics Corporation (the "Guarantors") do hereby join in the foregoing Agreement for purposes of (a) providing its absolute, joint and several, unconditional and irrevocable indemnity to the extent of the indemnification by Sellers in Article XIV with respect to Sellers' representations and warranties, as if Health-Chem Corporation and HS Protective Fabrics Corporation had each made the representations and warranties made by each Seller in the Agreement, and (b) Sellers' obligation to repurchase the Older Inventory pursuant to Section 9.06, and (c) Sellers' obligation to repurchase Accounts Receivable pursuant to
Section 9.09, provided, however, that the foregoing shall not obligate the Guarantors to pay any amount that does not exceed the "Deductible" (as defined in the foregoing Agreement).


HEALTH-CHEM CORPORATION


By:/s/ Marvin M. Speiser
   -----------------------------------
   Name:  Marvin M. Speiser
   Title: President


HS PROTECTIVE FABRICS CORPORATION


By:/s/ Marvin M. Speiser
   -----------------------------------
   Name:  Marvin M. Speiser
   Title: President

     Susquehanna Capital does hereby join in the foregoing Agreement to make its guaranty set forth in Article XVI.


SUSQUEHANNA CAPITAL


By:/s/ Lucy E. Kniseley
   -----------------------------------
   Name:  Lucy E. Kniseley
   Title: Executive Vice President

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